UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2019

ELEGANCE BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	82-3305170
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9100 Wilshire Blvd., Suite 362W Beverly Hills, CA	90212
(Address of principal executive offices)	(Zip Code)

(424) 313-7417

Registrant’s telephone number, including area code

ELEGANCE BRANDS, INC.

ANNUAL REPORT ON FORM 1-K

For the Year ended December 31, 2019

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PART II

INFORMATION TO BE INCLUDED IN REPORT

Preliminary Statement Regarding Late Filing of Annual Report

We are filing this Annual Report on Form 1-K (the “Annual Report”) late in reliance on the temporary relief from ongoing reporting requirements provided in paragraph (f) of 17 CFR §230.257. Like most businesses, our operations have been impacted by the coronavirus pandemic in the community and the necessary steps taken to avoid it. Most of our employees have been working from home or have had their work hours reduced. Accordingly, our ability to close and reconcile monthly, quarterly and annual financial records has been seriously impaired. As a result, we have found it impossible to provide properly audited financial statements quickly enough to timely file this report.

The Company and its Affiliates

As used in this Annual Report on Form 1-K, all references to “Elegance,” “Units,” “capital stock,” “Class A Common Stock,” Class B Common Stock, “Warrants,” “Shares,” “preferred stock” or “stockholders,” applies only to Elegance Brands, Inc. As used in this Offering Circular, the terms “Company,” the “Elegance Group,” “we,” “our” or words of like import mean Elegance Brands, Inc. and its subsidiaries. All references in this Offering Circular to “years” and “fiscal years” means the twelve-month period ended December 31st.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Our Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this Annual Report constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward-looking statements. The cautionary statements set forth in this Annual Report on Form 1-K should be read in conjunction with Amendment No. 2 to our Offering Statement, filed with the Commission on June 19, 2020, and any subsequent amendment thereto, including the section entitled “Risk Factors” therein and elsewhere, identifying important factors that you should consider in evaluating our forward-looking statements. These risks include, but are not limited to, the following:

●	Enforcement of existing federal or state regulations concerning the cannabis industry or adoption of new regulations that could have a material adverse effect on our business;

●	Control of our voting common stock by our President and Chief Executive Officer and a number of related party transactions that could pose potential conflicts of interest;

●	Our ability to effectively execute our business plan and respond to the highly competitive and rapidly evolving marketplace and regulatory environment in which we intend to operate;

●	Our ability to manage our expansion, growth and operating expenses;

●	Our ability to evaluate and measure our business, prospects and performance metrics, and our ability to differentiate our business model and service offerings;

●	Our ability to compete, directly and indirectly, and succeed in the highly competitive and evolving Cannabis industry;

●	Our ability to deal with anticipated more stringent federal regulations on recreational use of Cannabis which could materially and adversely affect our business;

●	We may need to refund as much as $20.6 million in subscriptions received from investors in our Prior Offering; and

●	Our ability to protect our intellectual property and to develop, maintain and enhance a strong brand.

The forward-looking statements in this Annual Report are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those presented in our forward-looking statements. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse.

These forward-looking statements speak only as of the date of this Annual Report. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this Annual Report after its distribution, whether as a result of any new information, future events or otherwise.

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Item 1.	Business

Overview

Elegance, a California-based business, was formed as a Delaware corporation on October 30, 2017 under the name Herb Infusion Group Holdings, Inc. In January 2018, it changed its name to Opulence Spirits, Inc. In March 2018, it again changed its name to Elegance Spirits, Inc. And in September 2019, Elegance changed its name to Elegance Brands, Inc. Elegance was formed and named for the specific purpose of manufacturing, marketing and selling diversified beverages and alcoholic spirits including hemp and CBD infused beverages and super-premium, luxury spirits globally. On April 20, 2019, Elegance entered into an agreement for the assignment of intellectual property for the Elegance Vodka brand from Australian Boutique Spirits Pty Ltd. (“ABS”), an Australian proprietary limited company that owned the Elegance Vodka brand. The Company also developed its flagship brand, Gorilla Hemp Energy Drink for commercialization and sale into legal hemp and CBD markets.

Australian Boutique Spirits Pty Ltd.

On December 3, 2019, Elegance entered into a share purchase agreement, as amended on March 31, 2020 and further amended on May 19, 2020 (the “Share Purchase Agreement”), to acquire 100% of the capital shares of ABS. ABS develops, manufactures, exports and markets a range of Australian made spirits and alcoholic beverages, including bitters, gin, vodka, coffee liqueur and Italian aperitif, and has also developed a suite of product formulations for additional spirits, alcohol and CBD beverages. The focus of ABS is on quality, innovation and first-to-market beverage trends and building brand equity in its core brands which are sold in several global markets. ABS offers premium quality beverage experiences as a result of its unique, innovative recipes and manufacturing process, some of which showcases Australian ingredients. ABS has research and development staff which is a key element of its business having developed more than 60 recipes for spirits, ready to drink beverages, liqueurs, hemp and CBD beverages. In addition to the Australian Bitters brand we manufacture for CCA for distribution in Australia, other brands owned by ABS include VOCO Vodka Coconut Water Ready to Drink. Elegance’s Chairman and Chief Executive Officer, Amit Raj Beri, is also a director and the sole shareholder of ABS.

During 2018 and 2019, ABS entered into two agreements with Coca-Cola Amatil Limited (“CCA”). The 2018 agreement provides that CCA will purchase a brand for a cocktail mixer that is due to be launched in 2020. ABS retained the exclusive right to manufacture the mixer product for a period of 10 years. ABS also retained the right to manufacture and sell the mixer product outside of Australia. The 2019 ABS agreement with CCA provides for CCA’s acquisition of the exclusive right to distribute ABS’s brand, Australian Bitters Company in Australia, although ABS retains the exclusive rights to manufacture the Australian Bitters Company product in Australia until December 31, 2031. ABS retains the right to manufacture and sell the Australian Bitters Company product in all territories of the world excluding Australia.

All manufacturing and distribution operations of ABS are currently conducted from Sydney, Australia, and its sales and marketing offices are located in Australia and Los Angeles. ABS has an Australian-specific manufacturing and distribution strategy, including an existing partnership with CCA with two separate long term agreements in place and has expanded its export focus to North America and other international markets via distributor relationships. The core business model of ABS is to manufacture its products for sale by its distribution partners and to manufacture products under manufacturing agreements. Currently there is a mix of both contract manufacturing for CCA, contract manufacturing for Elegance Brands as well as manufacturing its own brands for sale to distribution partners.

Based on its audited financial statements for the fiscal years ended December 31, 2018 and 2019, ABS had net revenues of AUS$1,230,326 (US$920,100)1 and AUS$3,232,327 (US$2,249,076)1, earnings before interest, depreciation and amortization of intangible assets (“EBITDA”) of AUS$330,614 (US$247,250) and AUS$1,613,559 (US$1,121,685), respectively, and net profits of AUS$224,010 (US$167,526) and AUS$936,616 (US$651,100), respectively. According to a valuation reasonableness report of Moore Stephens Perth Corporate Services Pty Ltd. (the “Moore Stephens Valuation Report”), the equity value of ABS was between AUS$21,386,771 (US$14,096,021) and AUS$30,368,771. Elegance intends to consummate the ABS acquisition immediately following the date its Offering Circular is qualified by the SEC.

According to the Moore Stephens Valuation Report, the increase in EBITDA between the year ended 31 December 2018 and the year ended 31 December 2019 was attributable to the significant drive in export sales during 2019. The 2019 results do not incorporate the launch of any new product lines and effectively form a base level of expected EBITDA going forward. With the launch of the Australis Gin product in April 2020 (including pre-orders of AUS$423,108), the launch of a new cocktail mixer product with CCA in May 2020, the potential opportunities arising from new product lines not yet developed and the expansion of brand exports to the U.K. and U.S., we believe ABS has significant growth potential for the year ending December 31, 2020. The Moore Stephens Valuation Report states, “On the basis of our review of the financial information above, our discussions with management and the absence of historic financial information associated with new brand launches, we consider the future maintainable EBITDA of the ABS business to be in the range of approximately AUS$2.1 million to AUS$3.9 million.”

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There can be no assurance, however, that such report or forecast of 2020 or future results for ABS will prove to be accurate, especially in light of the world-wide COVID-19 pandemic that may adversely affect ABS sales and operating results in 2020.

Under the terms of the Share Purchase Agreement, Elegance agreed to acquire the shares of ABS in exchange for a consideration valued at AUS$17,040,000 or US$11,076,000, inclusive of a contract deposit of AUS$2,500,000 or US$1,712,500 previously paid in cash. The AU$14,540,000 or US$9,363,500 balance of the purchase price is payable at closing in the form of 18,727,000 shares of Elegance Class B Common Stock, valued at US$0.50 per share (the “Stock Consideration”). The Stock Consideration (which may be converted at any time into shares of Class A Common Stock) are restricted securities under the Securities Act of 1933, as amended. In addition, Mr. Beri agreed that neither he nor any of his affiliates will publicly sell any of the Stock Consideration for a period of one year from the completion of this Offering. Such purchase price is approximately 80% of the low end of the range of equity value of ABS set forth in the Moore Stephens Perth Corporate Services Pty Ltd valuation reasonableness report. For a further description of the terms of the ABS acquisition see, “Item 5. Interest of Management and Others in Certain Transactions” elsewhere in this Form 1-K.

The Share Purchase Agreement also provides that in the event at any time during the period that shall commence on the date of completion or termination of this Offering and expires one (1) year after the completion or termination of this Offering (the “Measuring Period”), Mr. Beri or his designated affiliate owning the Stock Consideration may sell and transfer back to Elegance for cancellation an aggregate of up to 60% of the Total Consideration or 13,291,200 shares of Class B or Class A Common Stock in exchange for up to AUS$10,224,000, less the amount of the contract deposit previously paid in cash, or AUS$7,724,000; which payment would be payable by the Company in $6,645,600 United States dollars, less the amount of the $1,712,500 cash deposit or (USD) $4,933,100 (the “Maximum Cash Payment”); provided, that at the time of payment of all or any portion of such Maximum Cash Payment, (i) after giving effect to any payments required to be made in respect of all rescissions of subscriptions by any of the 10,590 Prior Investors who purchased securities of Elegance in connection with the Prior Offering, and (ii) after giving effect to the Maximum Cash Payment to be made to Mr. Beri or his affiliate, the “Working Capital” of the Company (defined as the excess of our consolidated current assets over our consolidated current liabilities) that is then available to the Company from all sources, including net proceeds of the Prior Offering and this Offering, sales of additional debt or equity securities of Buyer during the Measuring Period, or our net profits, shall be equal to or greater than $6,000,000, of which not less than $5,000,000 of such Working Capital shall be in the form of cash or immediately marketable securities. So long as these conditions are met, Mr. Beri or his affiliate may sell back to the Company during the Measuring Period less than 60% of the Stock Consideration and the Maximum Cash Payment shall be appropriately reduced based on valuing the amount of Stock Consideration sold at $0.50 per share.

It is anticipated that consummation of the acquisition of ABS shall occur immediately following the qualification of our Offering Statement on Form 1-A by the SEC.

To date, we have paid an initial cash deposit of AUS$2,500,000 (US$1,714,000) to Mr. Beri. Effective as of March 31, 2020, ABS and Mr. Beri entered into a guarantee letter agreement with Elegance under which they have agreed to refund the deposit in full to Elegance. To secure such guaranty, ABS and Mr. Beri pledged to Elegance the share capital of ABS pursuant to a charge over shares agreement.

Our Other Products

The Company is developing multiple lines of products across the alcoholic spirits and hemp and CBD infused beverage categories.

Super-Premium Spirits:

Elegance Vodka. A super-premium, luxury vodka brand distilled from Australian grapes. The vodka is certified gluten-free, distilled eleven times in small batches, blended with Australian natural pure water and charcoal filtered prior to packaging and distribution. Each bottle of Elegance Vodka is hand blown, and all components are assembled by hand in a state-of-the-art manufacturing and bottling facility. All packaging materials for Elegance Vodka are custom and unique to Elegance Vodka. Elegance Brands Inc owns the copyrights to all technical drawings and the respective molds for all glass materials. Elegance Brands also owns the trademark to the Elegance Vodka logo.

In the early 2000’s, French spirits companies began the commercial process of using white grapes to produce vodka. Ciroc vodka, for example, is produced in France from grapes. Since then, multiple varietals of grapes have been used to produce fine vodka products. The Company has extrapolated this philosophy to showcase a unique, first-of-its-kind, super-premium vodka created from Australian grapes and to promote “Brand Australia” to the world. All these elements, along with all custom packaging materials and brand positioning strategies, combine to make Elegance Vodka a “world first” product.

Australis Gin. A super-premium, craft gin that captures a sense of adventure and speaks to a contemporary audience. The name “Australis” is both serious and classical in its nature. In 1869 Captain James Cook and his eclectic crew of fellow explorers took off from Plymouth in pursuit not of a new land, in search of discovering new plants and animals and to observe the passing of Venus in front of the sun. It was sheer intrigue and confidence in his men that drove Captain Cook to push on further to discover the virgin land of Terra Australis Incognita. The brand celebrates Captain Cook’s arrival to Australis. The Company owns the brand which is manufactured by ABS in Australia.

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BitterTales. An alcoholic bitters product for the U.S. market. As “healthy drinks” are trending, consumers are increasingly looking for social lubricants that are low alcohol or wellness- oriented, leading to a larger demand for mocktails and bitters & soda style drinks. This has created an opportunity for the Company to market and sell BitterTales to capitalize on low-alcohol cocktails and medicinal benefits of bitters. The bitters category is also trending due to the craft cocktail movement. Whether its coffee, chocolate, or cocktails - bitter flavors are in vogue and consumers are acquiring a taste for bitter products. The Company owns the brand which is manufactured by ABS in Australia.

Twisted Shaker. Changing lifestyle and alcohol consumption habits have driven a rise in popularity of Ready-to-Drink (RTD) cocktails, with the category currently growing 41% annually according to Nielsen. Elegance has developed Twisted Shaker, a new product innovation manufactured by ABS in Australia, to meet this emerging demand. Twisted Shaker will launch with 4 pre-mixed cocktail flavors, each one a creative twist on a classic cocktail recipe, including Grapefruit Habanero Margarita, Espresso Martini, Cucumber Gin Martini and Tropical Daquiri. The products will feature natural ingredients and low ABV, in line with current consumer trends, and be available in a variety of sizes. Target channels will include Off-Premise, Grocery, and Specialty outlets such as stadiums, hotels and airlines.

Hemp and CBD Infused Beverages:

Gorilla Hemp CBD Energy Drink. This world first product combines two massive consumer trends, CBD and Energy, for an innovative product that is poised to disrupt two large and growing beverage categories. Trailblazing the next big trend in energy drinks, Gorilla Energy features: our proprietary formulation combines high-quality ingredients that boost physical stamina and mental alertness with the wellness effects of 20mg Hemp CBD for an experience that optimizes performance throughout the day. Gorilla Hemp harnesses the best ingredients nature has to offer to provide maximum functional benefits. Guarana, green coffee caffeine, and B vitamins provide a stimulating effect, while ginseng and gingko biloba improve brain function with their antioxidant properties. The addition of high-quality hemp CBD isolate gives balance to the blend and helps speed recovery times with its anti-inflammatory qualities.

New energy drink infused with CBD and Nootropics: Following early success indicators for our first CBD-infused beverage, Gorilla Hemp Energy Drink, Elegance will develop, manufacture and distribute a secondary CBD Energy Drink that will be highlighted by the addition of nootropic ingredients and a zero sugar, zero carb formulation that delivers both mental and physical benefits. A first-to-market product, this brand will be positioned as an “energy drink” with the additional power of CBD and Nootropic ingredients to deliver an innovative beverage that optimizes mental and physical performance. Good for both your body and mind, this new product presents a myriad of functional benefits, while still tasting great. The affordable price point creates the opportunity for consumers to incorporate this product into their daily wellness and lifestyle routines.

New Sparkling Flavored Water infused with CBD. Taking cues from the massive sparkling flavored water category, Elegance will develop, manufacture and distribute a third CBD product that will be a refreshing, sparkling beverage infused with natural flavors and Hemp CBD. Currently in the design and development phase, this on-trend product improves on the flavored sparkling water trend with the additional of 20mg high-quality hemp CBD isolate. The natural flavors and carbonation provide a refreshing experience, while the CBD content delivers functional wellness benefits. An affordable price point creates the opportunity for consumers to incorporate this product into their daily wellness and lifestyle routines as an upgrade from ubiquitous sparkling water brands, or as an alternative to alcohol in social settings.

In addition to the above-listed beverages, upon completion of the ABS acquisition, we will acquire the following ABS products, which unless otherwise indicated are already in distribution: Australian Bitters Company, Mr. Tails (planned production to commence in May 2020), VOCO – Vodka and coconut water, Opal Australian coffee liqueur, and ABS hand sanitizer.

Market

Super-Premium Spirits

As global spirits consumption and per capita incomes rise, we believe there is an opportunity for a grain-free, super-premium spirit to disrupt the market. The Company intends to take advantage of not just domestic and international market growth, but also capture the increased margins in producing a premium spirit product. According to the US Distilled Spirits Council and Allied Market Research, it is anticipated that the sales of vodka overall will increase in the next five years.

In August 2017, Chris Shead, a channel director at Pernod Ricard UK, predicted that premium spirits would become the “standard” in pours while super-premiums would see an increase in popularity. Premium spirits currently account for 50% of the market sales.1

1 http://www.morningadvertiser.co.uk/Article/2017/08/21/What-are-premium-and-super-premium-spirits Retrieved June 13, 2018

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The Distilled Spirits Council of the United States (DISCUS) divides all spirit categories into four segments: Value, Premium, High End Premium and Super Premium. The price points of each depends on the particular spirit and is categorized not by a retail price per bottle, but rather, by supplier revenue per case. In this way, from the consumer’s perspective, the Super Premium category sets a relatively low point of entry in terms of pricing.2 This category has seen a significant rise in popularity in the last several years. According to Euromonitor data, international sales of luxury spirits hit US$15bn in 2015, up from US$11.8bn in 2010. This figure is forecast to rise to US$17.7bn by 2020.3

The Company intends to cater to a more health-conscious, discerning, premium-conscious audience by using high quality ingredients, higher-end luxury bespoke packaging, and pricing the product at a luxury price point. We believe there is a market for such a product as the world migrates toward more premium products and becomes more affluent. In 2015, the global “super-premium” spirits market was valued at $33 billion.4

Supplier sales (DISCUS counts only sales from spirit producers; distributor and on- and off-premise sales may differ) were up four percent, while volumes rose 2.6 percent to 226 million cases, up 5.8 million cases from 2016 with the strongest growth in the premium and super premium categories.5 We intend to take advantage of this growth by ensuring Elegance Brand products are priced at and considered super-premium. This will allow the Company to enter into the market at a higher price point than some of our competitors.

Hemp-derived CBD Infused Beverages:

The CBD market is expected to see an estimated 54% CAGR in US retail sales from 2019 to 2024 ($11.3B), according to the Hemp Industry Daily’s 2019 Hemp & CBD Industry Factbook. Growth is being driven by a confluence of factors. On the demand front, consumer awareness and acceptance of CBD are increasing, benefitting from a general normalization of cannabis through the rise of legal state markets and CBD’s association with broader health and wellness categories.6

In addition, hemp-derived CBD infused beverages is a booming new category to watch, estimated to reach $1.4B in the US alone in the next 5 years.7

Shifting consumer trends have been favoring functional beverages for some time, and kombucha, kefir and coconut water are just a few of the wide range of drinks popularized by their association with health and wellness. With a notable slowing of demand for sugary sodas and other sugary drinks, industry players are looking to reinvigorate growth by expanding their product portfolios. Recent media reports suggest that Coca-Cola is interested in making investments in cannabis infused beverages, and CBD-based beverages complement investments in sports drinks and other wellness beverages.

Canaccord believes the majority of CBD sales will continue to be in markets with sizable legal cannabis sales. Beyond e-commerce, retail distribution is currently largely through dispensaries, specialty health and wellness stores, vitamin and supplement stores, convenience and grocery stores, and fitness centers. Following passage of the Farm Bill, mass retail of CBD-infused beverages is likely to grow faster than other channels, driving the bulk of sales toward traditional retail in coming years.7

Design, Manufacturing & Production

Super-Premium Spirits:

The Company’s flagship super-premium spirits product, Elegance Vodka, is designed with elegance in mind. The bottle’s design is that of a fine cut diamond, which has been custom designed, tooled and hand blown one bottle at a time; the bottle rests in a custom-made gold electro-plated base stand. The hexagonal closure is also unique and bespoke with a weight of around half a pound, having been custom designed to suit the overall package. All of these custom designed, molded and hand produced packaging elements combine to offer a unique super-premium luxury drinking experience, which is an attractive value proposition for retailers and on-premise locations such as bars and restaurants. Elegance Vodka is also presented in a customized gift box and the Company anticipates a majority of its sales will originate from the retail packaged alcohol “gifting” category. This channel allows retailers to trade up on revenues and capture higher margins when compared to other vodka brands.

2 http://www.eater.com/drinks/2015/12/4/9837706/ultra-premium-spirits-whiskey-cognac-rum Retrieved June 13, 2018

3 http://www.thespiritsbusiness.com/2016/12/craft-spirits-redefining-perception-of-luxury/ Retrieved June 13, 2018

4 Allied Market Research, TMR, US Distilled Spirits Council, IWSR Global Review

5 http://www.nightclub.com/operations/high-end-and-super-premium-spirits-lead-way-to-growth Retrieved June 13, 2018

6 http://www.zenithglobal.com/articles/2351?+US+cannabis+based+drinks+market+to+pass+%241+billion+in+2022

7 Canaccord Genuity Global Industry Research 9 September 2019

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The Company has a manufacturing agreement in place with Australian Boutique Spirits Pty Ltd. (“ABS”) which is the Company’s Australian manufacturing partner for Elegance Vodka. Furthermore, on December 31, 2019, as amended and restated on April 8, 2020 and as further amended on May 18, 2020, we entered into a share purchase agreement with ABS pursuant to which we will acquire all of the capital shares of ABS from our founder and Chief Executive Officer Amit Raj. Beri. See “Interests of Management and Others in Certain Transactions” elsewhere in this Form 1-K.

The closing of the acquisition of ABS shall occur immediately following the date of the qualification of our Regulation A Offering Circular, SEC File No. 024-11164. In addition, one of the products currently produced by ABS, Australian Bitters Company, is owned in Australia and distributed by Coca Cola’s Australian subsidiary, Coca-Cola Amatil. We anticipate that this arrangement may assist us in developing additional partnership opportunities.

The Company commenced production of Elegance Vodka around April 2018, with an initial production order allocated for its first production run. The first production run had an initial lead time of around 150 days which subsequently experienced delays as a result of the minimum order quantities (MOQ) for all relevant items to over 245 days, as procurement of all materials requires considerable management of associated items. The initial production was for marketing purposes and, to date, we have not yet sold or commercially distributed our products. We anticipate that such production and distribution will commence on or about September 2020.

Product Pricing

Super-Premium Spirits:

The Company expects that its 750 mL bottles of Elegance Vodka will constitute 98% of the Company’s eventual sales of Elegance Vodka. The Company has not made any sales to date and is in the process of negotiating distribution contracts with its already established relationships. The Company is anticipating selling each case of 750mL bottles for $299.00 (six bottles). The distributor price to bars and nightclubs (on-premises) and retailers (off-premises) is expected to be around $420.00. Thereafter, retailers will most likely price the product at $99 per bottle, which would allow retailers to capture industry standard margins. In the on-premises bars will look to selling a one ounce serve of Elegance Vodka for between $25 to $50, which positions Elegance Vodka in line with other premium spirits brands and in nightclubs per bottle for between $300 to $1,200 each.

The Company also intends to produce a limited supply of 1,750 mL bottles. It is expected that these bottles will only constitute 2% of the Company’s sales of Elegance Vodka. The Company is anticipating selling each case of 1,750mL bottles for $753.00 (six bottles). The distributor price is expected to be around $1,061.00 to on premises and off-premises venues. Thereafter, retailers will most likely price the product at $249 per bottle, which would allow retailers to capture industry standard margins.

Marketing Plan & Growth Strategy

The Company intends to market its vodka world-wide. However, our initial marketing focus will be within the United States.

The Company initially intends to engage in strategic marketing relationships with influencers, celebrities, other luxury brands, selective high-end retailers, and nightlife locations. This, the Company believes, will assist with the growth and “buzz marketing” of the brand.

As of the date of this Annual Report on Form 1-K, the Company is in the process of negotiating distribution contracts with established distributors as well as cultivating relationships with retailers, bars and restaurants interested in carrying the Company’s super premium vodka. The Company believes that its product is a luxury item that will appeal to nightclubs for bottle service, millennials who prefer higher end spirits, and high-end spirit retailers.

The Company is also actively working on establishing strategic marketing relationships with influencers and celebrities and intends to establish a share compensation program for such relationships where the Company will provide shares of the Company (Class A Common Stock) in exchange for influencer and celebrity endorsements of its products. The Company believes this is vital in order to maintain engagement with influencers and celebrities that agree to promote and speak about our product through social media outlets.

Currently, the company is negotiating a strategic partnership with Southern Glazer’s Wine and Spirits for initial distribution throughout California, Florida and Nevada. We are also in discussions with several large distributors in Canada.

The Company’s Chairman and CEO Amit Raj Beri has strategic relationships with distributors including Coca-Cola Amatil and Australian Liquor Marketers (ALM) in Australia and New Zealand. In the UK, he has strategic partnerships with Indie Brands. In the UAE he has former relationships with MMI Group. In New Zealand he has relationships with Beverage Brothers group. In the United States he has relationships with Southern Glazers Wine and Spirits. In Canada he has relationships with National Importers of Canada. In Thailand he has former relationships with Ambrose Group. The Company expects to bring these longstanding relationships to bear in relation to distribution of its vodka in those jurisdictions in the near future.

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The Company aims to achieve both vertical integration and horizontal integration. Vertical integration will come in the form of manufacturing and production efficiencies by seeking to own as many parts of the value chain as possible, while horizontal integration will come in the form of bolt-on acquisitions – in other words, purchasing or otherwise acquiring brands or products that fit with the luxury spirit ethos of the Company.

We do not intend to only produce grape-distilled vodka, but also hope to expand the “Elegance” brand through other premium/luxury product developments.

Hemp and CBD Infused Beverages:

Product pricing, route to market strategies, distributor price strategy, retail price strategy, brand positioning strategies and cost of goods for Gorilla Hemp Energy Drink has been developed with a number of broker agreements that have already been entered into.

A comprehensive brand plan and marketing strategy for Gorilla Hemp Energy Drink has also been developed by the Company.

Initial production of Gorilla Hemp Energy Drink has been completed and samples are being shipped to brokers, distributors, distributors agents, and retail buyers. Additional hemp and CBD infused beverage brands and strategies are currently being be determined and are in development phase.

Geographic Territory

The Company intends to operate worldwide. Initially, we will look to deploy its products in the United States, Canada and Europe and then expand to other countries worldwide. After our planned acquisition of ABS, we will also expand into Australia, where ABS is based and already has significant product distribution.

Regulatory Environment

Super-Premium Spirits:

In the United States, at the federal level, the Alcohol and Tobacco Tax and Trade Bureau of the United States Treasury Department regulates the wine and spirits industry with respect to production, blending, bottling, sales, advertising, and transportation of beverage alcohol products. Similar regulatory regimes exist in each state, as well as in most of the non-U.S. jurisdictions where we intend to sell our products. In addition, distilled spirits products are subject to customs duties or excise taxation in many countries, including in the United States, at the federal, state, and local level.

Hemp and CBD Infused Beverages:

On December 20, 2018 the Agriculture Improvement Act of 2018 (“2018 Farm Bill”) was officially signed into law by President Donald Trump. The bill outlined the annual spending to be made by the US Department of Agricultural and contained key regulations relating to industrial hemp. Importantly, the bill removed industrial hemp from the definition of marijuana, effectively de-scheduling hemp and removing it from the purview of the Controlled Substances Act (CSA). This also had the effect of removing hemp-derived CBD from the CSA and the jurisdiction of the Drug Enforcement Agency (DEA). Accordingly, it is now legal for these products to be manufactured, distributed and sold throughout the United States. It is important to note that CBD extracted from non-hemp varietals of the cannabis plant is beyond the cover offered by the Farm Bill.8

While the 2018 Farm Bill removed hemp from the definition of marijuana and thus from the purview of the Controlled Substances Act, questions regarding federal legality of hemp-derived CBD products persist. Issues include CBD products ingested orally, marketing CBD products with medical claims and labelling. Following the passage of the Farm Bill, then-FDA Commissioner Scott Gottlieb, while acknowledging CBD’s therapeutic value, issued a statement saying the FDA maintained the authority to regulate products containing cannabis and its constituents under the federal Food, Drug and Cosmetic Act. The FDA has yet to establish regulations allowing hemp-derived CBD products to be lawfully marketed as food products or dietary supplements. If a CBD product is sold along with therapeutic claims, the general rule is that it cannot be sold without express FDA approval, or an FDA monograph if it is an over-the-counter product.8

8 Canaccord Genuity Global Industry Research 9 September 2019

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Milestones

The Company aims to reach the following milestones by January 2021:

●	Launch Elegance Vodka in all 50 U.S. states.

●	Launch Elegance Vodka in Australia with Australian Boutique Spirits being the distributor.

●	Execute all key marketing initiatives to promote and market Elegance Vodka brand in the on-premises, via large industry trade-shows and consumer focused marketing initiatives.

●	Launch Gorilla Hemp CBD energy drink in the U.S. market.

●	Launch our new CBD/Nootropic energy drink in the US market.

●	Scale Gorilla Hemp CBD energy drink in 20 USA largest states with a focus on convenience stores, gas stations and mass-market retail.

Competition

Super-Premium Spirits:

The distilled spirits industry is highly competitive. The Company will compete against many global, regional, and local brands in a variety of categories of alcoholic beverages, but it expects to compete primarily in the industry’s premium-and-higher price categories. The products will compete based on taste, product quality, brand image, and price -- all in response to consumer preferences.

The Company intends to set a new benchmark in what consumers consider super-premium. Although there is a lot of competition in the vodka category, Elegance Vodka will seek to win over consumers via its unique product offering that sets a new benchmark in high-end, luxury, super-premium vodka.

Although there are no known comparables to Elegance Vodka in the vodka category, as all mainstream brands are stuck in their standard packaging and value to consumer offering as outlined in the table below, Elegance Vodka can be compared with Clase Azul tequila and Casamigos tequila. Both brands started a new super-premium trend in the mainstream tequila category by elevating their products and setting the prevailing standard for those categories.

Below is a sample of the competition and their approximate prices (individual 750 mL bottle MSRP shown).

Beluga Vodka	$54.99
Crystal Head Vodka	$44.99
Absolut Elyx Vodka	$32.99
Grey Goose Vodka	$32.99
Ciroc Vodka	$24.99
Belvedere Vodka	$20.99

Hemp and CBD Infused Beverages:

Brands remain fragmented in this space with only a few credible entrants in the hemp CBD infused beverages.

Some of the hemp CBD beverage brands are:

Sprig Soda’s

Recess Sparkling Waters

Day 1 Sparking Waters

Seasonality

Our growth is expected to exhibit a seasonal pattern that reflects variations when consumer spirits, specifically vodka, and other beverages, are not consumed such as during dry periods or non-holiday periods. Our growth may be impacted by this seasonality. Internationally, we expect each market to demonstrate more predictable seasonal patterns as our service offering in each market becomes more established and we have a longer history to assess such patterns.

Employees

We currently have five (5) employees consisting of our officers. ABS currently employs three (3) officers and five (5) employees at its facility located in Sydney, Australia.

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Intellectual property

We own registered trademarks, including Elegance Vodka and Gorilla Hemp. In addition, we also use common law marks that have not been, or due to their nature are unable to be, registered, including, without limitation Elegance Brands and Elegance Spirits.

●	Indica Hemp-Infused Tonic

●	CBD-Infused Kentucky Aromatic Bitters

●	Dr. Parikh’s CBD Tinctures

●	Coat of Arms Hemp-Infused Australian Gin

●	Chilled Leaf Hemp Iced Tea

●	Fernet Verde

In addition, the Company is the owner of the following internet domains: www.elegance-brands.com; www.elegancevodka.com; www.investinelegance.com; www.gorillahemp.com; www.elegancevodka.com.au; and www.elegancespiritsinc.com.

The Company generally relies on trademark, copyright and trade secret laws and employee and third-party non-disclosure agreements to protect its intellectual property and proprietary rights. The Company currently owns trademark protection for its name and logos in the United States and Australia, pursuant to certain trademark and copyright applications and registrations worldwide. Further, Company also uses common law marks that have not been, or due to their nature are unable to be, registered with the Trade United States Patent and Trademark Office. Although the Company has been granted registered trademarks by the United States Patent and Trademark Office, there can be no assurance that any trademarks or common law marks relied upon by the Company, if any, will not be challenged in the future, invalidated or circumvented or that the rights granted thereunder or under licensing agreements will provide competitive advantages to the Company.

In addition, there can be no assurance that standard intellectual property confidentiality and assignment agreement with employees, consultants and others will not be breached, that the Company will have adequate remedies for any breach, or that its trade secrets will not otherwise become known to or independently developed by competitors. Furthermore, there can be no assurance that the Company’s efforts to protect its intellectual property will prevent others from unlawfully using its trademarks, copyrights and other intellectual property. Our success depends in part, on its continued ability to license its intellectual property. An inability to continue to preserve and protect its intellectual property would likely have a material adverse effect on its business, operating results or financial condition.

Properties

The Company presently leases its office space at 9100 Wilshire Blvd, Suite 362W, Beverly Hills, California 90212 on a month to month basis for $6,906 per month. ABS leases its executive officers and warehouse facilities in a 18,000 square foot property located in Sydney, Australia under a 5 year lease with an unaffiliated lessor. Current monthly rent is AUS$14,100.

Legal Proceedings

While the Company is not presently involved in any active litigation, from time to time we may become the subject of litigation that is incurred in the ordinary course of business. To date, no pending or threatened litigation involves any federal or state governmental agency.

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Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of Elegance Brands, Inc.’s financial condition and results of operations should be read in conjunction with Elegance’s consolidated financial statements and notes to those statements included in this Form 1-K. This discussion contains forward-looking statements that involve risks and uncertainties. Please see the sections entitled, “Forward-Looking Statements” and “Risk Factors” in this Form 1-K. References in this section to the “Company,” “we,” “us” and “our” are to Elegance.

Overview

Elegance Brands, Inc., a Delaware corporation, is a global beverage company, formed for the purposes of developing and marketing premium alcoholic and non-alcoholic beverages, including Elegance Vodka and Gorilla Hemp Energy Drink, among others. Originally formed in October 2017 as Herb Infusions Group Holdings, Inc. as the Company built out its vision and began developing products, the Company changed its name to “Elegance Spirits, Inc.” in March of 2018 before changing it to Elegance Brands, Inc. in September of 2019. The Company is presently in the process of developing and preparing to launch Gorilla Hemp Energy Drink, Elegance Vodka and other Hemp- and CBD-infused and alcoholic beverages. The Company’s overall strategic plan is to develop its routes to market and ensure adequate capital support before launching its products, which it expects to commence in 2020.

Financial Statement Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) for interim financial information and with the instructions to Form 1-K and Rule 10-01 of Regulation S-X. Pursuant to these rules and regulations, certain information and note disclosures, normally included in financial statements prepared in accordance with GAAP, have been condensed or omitted. GAAP requires management to make estimates and assumptions that affect reported amounts and related disclosures. In the opinion of management, all adjustments (consisting of normal recurring items) considered necessary for a fair presentation have been included. The balance sheet as of December 31, 2019 and 2018 have been derived from the audited financial statements at that date but does not include all of the information and footnotes required by GAAP for complete financial statements. For further information, refer to Elegance’s consolidated financial statements and notes thereto. The notes to the unaudited condensed consolidated financial statements are presented on a continuing basis unless otherwise noted.

Results of Operations

The Year Ending December 31, 2019 As Compared With the Year Ending December 31, 2018

Revenues:

Our calendar year end is December 31. There were $3,420 in product sales for the year ended December 31, 2019 and no product sales for the year ended December 31, 2018. During the year ended December 31, 2019, we had minimal revenues as we had not yet launched any of our products in market. We chose to wait until sufficient capital was raised before launching our products in order to maximize the probability of successful product launches. There were $3,047 of cost of goods sold for the year ended December 31, 2019 which was virtually the same as revenues from product sales and no cost of goods sold for the year ended December 31, 2018. During the year ending December 31, 2018, we did not have any revenues as we were in the process of preparing for a Regulation A+ offering, which was qualified in December of 2018, for purposes of raising initial capital to launch our products.

Operating Expenses.

Operating expenses for the years ended December 31, 2019 and 2018 were $2,846,418 and $253,221, respectively. Such expenses included consulting fees paid to related parties in the amount of $2,233,761 for 2019 and $155,050 for 2018.

Net Loss

Net Loss from operations was $2,845,831 for the year ended December 31, 2019 as compared to $293,002 net loss from operations for the year ended December 31, 2018. The net loss during the year ended December 31, 2019 was mainly attributable to the amortization of related party consulting and marketing services of $2,233,761, while the loss during the year ended December 31, 2018 was mainly attributable to related party consulting and marketing expenses of $155,050.

Liquidity and Capital Resources

The Company had net cash of $332,772 as of December 31, 2019, representing an increase of 232%, as compared to $100,119 as of December 31, 2018.

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During the year ended December 31, 2019, the Company used $752,130 of cash to cover operating expenses. Of this, $611,960 was paid for general and administrative expenses and $140,170 was paid to related parties for consulting and marketing services. During 2019, the Company raised $3,261,180 from the sale of the Company’s stock. The Company currently has $1,504,021 in deferred syndication expenses, of which $177,500 is payable in 2020 and $1,107,605 was incurred in 2019 as a result of equity compensation from a contractual consulting service (see below discussion of Related Party Transactions). The Company used $218,916 cash for deferred syndication expenses. Moreover, the Company used $386,372 cash for current syndication expenses and for $77,496 payment processing fees. In total, the Company used $1,434,914 in cash for operating and financing activities.

During the year ended December 31, 2018, the Company used $203,006 cash to cover the operating expenses. Of this, $97,956 was paid for general and administrative expenses and $155,050 was paid to related parties for consulting and marketing services. The Company had $213,495 in deferred syndication expenses and $310,000 in Related Party Prepaid Inventory. In total, the Company used $710,347 in cash for Operating and Financing expenses.

Related Party Transactions

Prepaid Inventory

For the years ended December 31, 2019 and 2018, the Company had a manufacturing agreement for inventory purchases with Europa International Pty Ltd., a company affiliated with the Company’s Chairman and Chief Executive Officer, which was subsequently absorbed by Australian Boutique Spirits Pty Ltd, which is owned by the Company’s Chairman and Chief Executive Officer. As of December 31, 2019, the Company had advanced the related party $140,707 for inventory purchases. As a comparison, as of December 31, 2018, the Company had advanced the related party $310,000, for inventory purchases.

Accounts Payable

During each of the years ended December 31, 2019 and December 31, 2018, a related party advanced funds to pay certain operating expenses.

In September 2019, the Company agreed to pay Mr. Stan Bharti, who was the Company’s then non-executive Chairman, a sum of $710,000 for services rendered as a non-executive Chairman and for advisory and marketing consulting services. As of December 31, 2019, the Company had accounts payable to this related party in the amount of $710,000, which amount is included under accounts payable on the accompanying balance sheet. This fee was paid in two installments on March 10, 2020 and April 8, 2020.

As of December 31, 2018, the Company had accounts payable in the amount of $16,154.

Notes Payable

As of December 31, 2019, the Company had notes payable to related parties of $733,930. The notes become payable when the Company has raised sufficient capital to repay them. As of December 31, 2018, the Company had notes payable with various stockholders totaling $698,575. The balloon payment notes were not secured, did not bear interest or require monthly payments and were due as of January 2019. As of the date of this Form 1-K, the notes have been paid in full.

There were $149,700 in notes payable that had a provision that if not paid by the maturity date of September 14, 2018, the notes may be extended upon mutual agreement between the Company and the note holders. Upon extension, the note holders each received additional shares of stock that cumulatively amounted to 1,270,624 shares of Class B Common Stock. The $149,700 in notes payable were re-issued and the 1,270,624 shares of Class B Common Stock was issued for $39,996, which is reflected as a loss on extinguishment of notes payable in the Company’s statement of operations and comprehensive loss.

Notes Receivable

On February 10, 2020, the Company loaned $300,000 to CannHealth Group Limited, an Australian corporation then partially owned by our Chairman and Chief Executive Officer (“CannHealth”). This loan has a three-month maturity, bears interest of 10% on an annualized basis, plus an additional 2% interest upon default. In addition, during the period October 22, 2019 through December 11, 2019, the Company loaned CannHealth $130,512. This loan does not bear interest. In May 2020 both loans were converted into ordinary shares of CannHealth. See “Interests of Management and Others in Certain Transactions.”

As of December 31, 2019, the Company had $441 in notes receivable from Europa Group USA LLC, a company owned by one of the Company’s officers. The note is not secured, does not bear interest nor have monthly payments and is due on demand. There were no notes receivable as of December 31, 2018.

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Consulting and Marketing Services

During the years ended December 31, 2019 and December 31, 2018, respectively, the Company paid contractual consulting service expenses of $140,170 and $45,011 to its officers, $672,670 and $85,761 to its stockholders in relation to contractual consulting service expenses, and $0 and $6,475 to related parties. As of each of December 31, 2019 and December 31, 2018, respectively, there were $532,500 and $0 payables outstanding related to these services.

Commitments

On April 20, 2018, Elegance entered into an agreement for the assignment and purchase, for $1.00, of the intellectual property of the Elegance Vodka brand from Australian Boutique Spirits Pty Ltd, an Australian proprietary limited company (“ABS”), the entity that originally developed and owned the Elegance Vodka brand.

On December 3, 2019, as amended and restated on March 31, 2020 and as further amended on May 18, 2020, Elegance entered into a share purchase agreement with ABS whereby Elegance agreed to acquire the shares of ABS in exchange for payments aggregating US$11,076,000, inclusive of a US$1,712,500 contract deposit previously paid in cash. The US$9,363,500 balance of the purchase price is payable at closing in the form of 18,727,000 shares of Elegance Class B Common Stock, valued at US$0.50 per share (the “Stock Consideration”). Mr. Beri agreed that neither he nor any of his affiliates will publicly sell any of the Stock Consideration for a period of one year from the date of the Company’s completion of its Regulation A+ Offering (the “Offering”). The share purchase agreement also provides that in the event at any time during the period that shall commence on the date of completion or termination of this Offering and expires one year after the completion or termination of this Offering (the “Measuring Period”), Mr. Beri or his designated affiliate owning the Stock Consideration may sell and transfer back to Elegance for cancellation an aggregate of up to 60% of the Total Consideration or 13,291,200 shares of Class B or Class A Common Stock in exchange for up to AUS$10,224,000, less the amount of the contract deposit previously paid in cash, or AUS$7,724,000; which payment is payable by the Company in the form of $6,645,600 in United States dollars, less the amount of the $1,712,500 cash deposit or $4,933,100 (the “Maximum Cash Payment”); provided, that at the time of payment of all or any portion of such Maximum Cash Payment, (i) after giving effect to any payments required to be made in respect of rescissions of subscriptions by investors who purchased securities of Elegance in connection with the Prior Offering, and (ii) after giving effect to the Maximum Cash Payment to be made to Mr. Beri or his affiliate, the “Working Capital” of the Company that is then available to the Company from all sources, including net proceeds of the Prior Offering and this Offering, sales of additional debt or equity securities of Buyer during the Measuring Period, or our net profits, shall be equal to or greater than $6,000,000, of which not less than $5,000,000 of such Working Capital shall be in the form of cash or immediately marketable securities. So long as these conditions are met, Mr. Beri or his affiliate may sell back to the Company during the Measuring Period less than 60% of the Stock Consideration and the Maximum Cash Payment shall be appropriately reduced based on valuing the amount of Stock Consideration sold at $0.50 per share.

Effective as of March 31, 2020, ABS and Mr. Beri entered into a guarantee letter agreement with Elegance under which they have agreed to refund the Deposit in full to Elegance. To secure such guaranty, ABS and Mr. Beri pledged to Elegance the share capital of ABS pursuant to a charge over shares agreement.

The Company’s Chairman and Chief Executive Officer, Amit Raj Beri, is also the chairman and sole shareholder of ABS.

In September 2019, the Company agreed to pay Mr. Stan Bharti, who was the Company’s non-executive Chairman at the time, a sum of $710,000 for services rendered as a non-executive Chairman and for advisory and consulting services related to marketing and networking. As of December 31, 2019, the Company had accounts payable to this related party in the amount of $710,000, which amount is included under accounts payable on the accompanying balance sheet. This fee was paid in two installments on March 10, 2020 and April 8, 2020.

In addition, as of December 31, 2019, the Company had a commitment to purchase $800,000 in intellectual property from Australian Boutique Spirits Pty Ltd. related to vodka formulation and method of manufacturing, product branding and packaging, and supplier contacts. The commitment was to be payable at such time as the Company has successfully raised capital through its ongoing Offering. However, on January 5, 2019, ABS agreed to reduce the Company’s purchase price of intellectual property from $800,000 to $1.00. The Company completed its acquisition of the ABS intellectual property on January 5, 2019.

The Company had a commitment with a stockholder to pay up to $250,000 in advisory fees for various consulting services related to capital markets advisory, management of the Company’s Regulation A+ Offeirng and positioning the Company for a potential subsequent listing and trading on an exchange. That agreement was rescinded on February 1, 2019.

On May 14, 2020, the Company and Lifestyle Global Brands Limited, an inactive Hong Kong corporation (“LGB”), entered into a settlement agreement to mutually terminate a binding memorandum of understanding entered into by the parties on September 13, 2019 which contemplated a reverse takeover of LGB by Elegance and a future listing on the Canadian Securities Exchange. The conditions to consummation of the transaction were not met. As part of the settlement agreement, the Company agreed to pay CAD$220,000 (US $156,200) in legal fees to its counsel, and an additional CAD$260,000 (US$184,600) to LGB as well as 2,000,000 shares of Class A Common Stock to compensate LGB for its lost opportunity cost. The 2,000,000 shares were issued under Regulation S promulgated under the Securities Act, are restricted securities and may not be sold, pledged or otherwise transferred for a period of one year from the date of issuance.

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Intellectual Property Assignment

On April 20, 2018, the Company entered into an agreement for the assignment and purchase of intellectual property for the Elegance Vodka brand from Australian Boutique Spirits Pty Ltd., an Australian proprietary limited company that owned the Elegance Vodka brand. The Company had agreed to pay $800,000 within seven days of the closing of a financing from this Offering. This was not an arm’s length transaction as our CEO, Amit Raj Beri, is also the sole Director/Secretary of Australian Boutique Spirits Pty Ltd. On January 5, 2019, the Company successfully negotiated a reduction in the Company’s purchase price of intellectual property from $800,000 to $1. In doing so, the Company procured access to significant intellectual property to advance its operations on favorable terms.

Plan of Operations

The Company’s management is presently seeking qualification with the SEC of its Regulation A+ Offering and intends to use a substantial portion of the net proceeds for general working capital, as well as to pay for the costs of acquiring ABS, and, once certain funding milestones are met, to move into full implementation of its operations by (a) developing, producing and launching our product, (b) procuring the appropriate licenses, (c) trademarking and protecting our brand, (d) expanding our markets plan into new markets, and creating new strategic alliances.

The proceeds from our Regulation A+ Offering may not satisfy our cash requirements as we initially develop our business, so we anticipate that it will be necessary to raise additional funds to fully implement our plan of operations. During that time frame, we may not be able to satisfy our cash requirements through sales and the proceeds of our Regulation A+ Offering alone, and therefore we anticipate that we will need to attempt to raise additional capital through the sale of additional securities in additional offerings, or through other methods of obtaining financing such as through loans or other types of debt. We cannot assure that we will have sufficient capital to finance our growth and business operations or that such capital will be available on terms that are favorable to us or at all. We are currently incurring operating deficits that are expected to continue for the foreseeable future.

Trend Information

Though we have been in existence since October 2017, we have not yet launched our products due to our focus on raising capital through the Regulation A+ Offering. As a result, we consider ourselves to still be in the startup phase without meaningful product sales data or customer data for revenue or expenses since the latest financial year. Thus, we are unable to identify any known trends, uncertainties, demands, commitments or events involving our business that are reasonably likely to have a material effect on our revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause the reported financial information in this Offering to not be indicative of future operating results or financial condition.

Description of Capital Stock

Common Stock

Elegance has two classes of Common Stock currently authorized, issued and outstanding: Class A Common Stock, par value $0.0001 per share, and Class B Common Stock, par value $0.0001 per share. Currently, Elegance has 41,378,340 shares of Class A Common Stock and 91,400,000 shares of Class B Common Stock issued and outstanding and owned of record by 10,622 stockholders, consisting of 10,590 holders of Class A Common Stock and 32 holders of Class B Common Stock.

It is not anticipated that the Class B Common Stock will be registered for resale under the Securities Act of 1933, as amended, or will otherwise trade on any stock exchange. Holders of these two classes of Common Stock have equal rights, powers and privileges, except that the holders of Class A Common Stock are entitled to one (1) vote per share while the holders of Class B Common Stock are entitled to four (4) votes per share. The holders of the Class B Common Stock may exchange any or all of such shares of Class B Common Stock for an identical number of shares of Elegance Class A Common Stock. Accordingly, if all shares of Class B Common Stock are exchanged for shares of Class A Common Stock, the holders of the Class B Common Stock would own 91,400,000 shares of Class A Common Stock.

Voting

The holders of Class A Common Stock are entitled to one vote per share at all meeting of the Company’s stockholders (and written actions in lieu of a meeting) and holders of Class B Common Stock are entitled to four votes per share at all meetings of the Company’s stockholders (and written actions in lieu of a meeting) on any matter requiring the affirmative vote or consent of stockholders of the Company, including without limitation, the election of directors and for all other corporate purposes, except as required under the Delaware General Corporate Law.

There shall be no cumulative voting. The holders of shares of Common Stock are entitled to dividends when and as declared by the Company’s Board of Directors from funds legally available therefor, and upon liquidation are entitled to share pro rata in any distribution to holders of Common Stock. There are no preemptive, conversion or redemption privileges, nor sinking fund provisions, with respect to the Common Stock.

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Preferred Stock

The Preferred Stock may be issued from time to time in one or more series. The Board is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series than outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

Currently, no shares of Preferred Stock have been designated or issued.

Off-Balance Sheet Arrangements

Other than our contract to purchase ABS from the Company’s Chief Executive Officer, we do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies

We have identified the policies outlined in this Form 1-K and attachments, thereto, as critical to our business operations and providing an understanding of our operating results. The policies set forth elsewhere herein, are not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States. The impact and any associated risks related to these policies on our business operations is discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operation where such policies affect our reported and expected financial results. Note that our preparation of the consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of our consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Overall Financial Condition

The Company’s previous Regulation A offering (the “Prior Offering”) was deemed qualified by the SEC during the period December 26, 2018 through August 26, 2019, at which time the Company changed the terms of the Prior Offering to increase the number of shares from 5,000,00 shares of Class A common stock, being offered at a purchase price of $10.00 per share, to 57,000,000 Units, being offered at a purchase price of $0.50 per Unit, with each Unit consisting of one share of Class A common stock and a warrant to purchase one-half of one share of Class A Common Stock, with each warrant to purchase one full share of Class A common stock having an exercise price of $0.75 per share. At that time, on August 26, 2019, the SEC deemed the change in the Prior Offering to be material and require requalification. Nonetheless, during the period August 26, 2019 through February 29, 2020, the Company sold a total of 41,318,340 Units in the Prior Offering. As the bulk of such sales were made without a qualified offering circular and may have been sold in violation of federal securities laws, the Company is offering rescission rights to all such subscribers to the Prior Offering. Such rescission rights could have a material and deleterious effect on the finances of the Company. However, assuming that no subscriber to any of the 41,318,340 Units sold in the Company’s Prior Offering elects to rescind their subscriptions and assuming the consummation of the ABS transaction, the Company expects to have sufficient capital for its growth plans and to sustain its operations. The Company expects to be able to use the capital for its working capital needs including paying its employees, purchasing inventory and incurring marketing expenses.

If the ABS transaction is consummated, ABS, based in Australia, would become a wholly owned foreign subsidiary of the Company. As such, the Company expects to bear currency risk related to the translation of financial results from Australian dollars to United States dollars for reporting purposes. For the products that ABS sells which generate revenues in Australian dollars, if the Australian dollar weakened relative to the United States dollar, the Company’s revenues and income would be lower than if the Australian dollar strengthened relative to the United States dollar. Conversely, for the products that Elegance sells which generate revenues in United States dollars and for which ABS manufactures products in Australia, if the Australian dollar weakened relative to the United States dollar, the Company’s revenues and income would be higher than if the Australian dollar strengthened relative to the United States dollar due to the impact on the costs of goods sold.

Legal Matters

The Company is not presently involved in any legal proceedings material to the business or financial condition of the Company, although such actions may arise from time to time in the ordinary course of the Company’s business.

Additional Company Matters

The Company has not filed for bankruptcy protection nor has it ever been involved in receivership or similar proceedings. Aside from the contract to purchase ABS, the Company does not anticipate any material reclassification, merger, consolidation, or purchase or sale of a significant proportion of assets (not in the ordinary course of business) during the next 12 months.

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Item 3.	Directors and Officers

Our executive officers and directors and their business experience follows:

Name	Position	Age	Term of Office

Amit Raj Beri	Chairman, CEO, President, Secretary	43	Chairman 04/2020 to Present; Others Inception to present

Christopher Alfieri	Chief Revenue Officer	47	04/2020 to Present

Ram Venkat	Chief Financial Officer, Director	37	CFO 03/2020 to present; Director from 04/2020; previously served as a director from 06/2018 to 12/2018

Sahil Beri	Chief Technology Officer, Director	33	CTO from 12/2019 to Present; Director from 10/2019 to Present

Allison Luvera	Chief Marketing Officer	36	12/2019 to Present

During the past five years, none of the persons identified above has been involved in any bankruptcy or insolvency proceeding or convicted in a criminal proceeding, excluding traffic violations and other minor offenses. There is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

Amit Raj Beri. Chairman, Chief Executive Officer, President and Secretary. Amit Raj Beri founded our company in October 2017 and has been working to develop the Elegance Brands since then. Prior to founding Elegance Brands, from 2008 until July 2018 and from July 2018 till present, Mr. Beri was CEO of Europa International (“Europa Int”) which sold its business to Australian Boutique Spirits (“ABS”), and from July 2017 until present the CEO of Europa Group USA, LLC, a Nevada company (“Europa USA”) which serves as an import and sales company. Europa Int, which was based in Australia and served an international market, was an international manufacturer, exporter and marketer of alcohol beverages, predominantly in spirits and ready to drink beverages; it sold its business to ABS in July 2018. Mr. Beri brings almost 10 years of experience in the beverages and alcohol industry with a track record of success in sales, marketing, new distribution, and a history of introducing new innovations into new global markets. His companies are all direct beverage manufacturers or importers and marketers, with a core focus on brand building, innovation and a strategic focus on new beverage consumption trends. Europa Int has successfully launched a number of leading brands and has undertaken key R&D which has subsequently led to the development of the burgeoning vodka and spirits portfolio within Elegance Brands. Mr. Beri’s vision is to create new alcohol, spirits and hemp CBD beverage consumption trends and launch the leading brands of the future with Elegance Brands. Mr. Beri has also sold two brands in his career to the following global beverage giants - Brown-Forman Australia which is a subsidiary of Brown-Forman (the company that owns the Jack Daniels brand) and Coca-Cola Amatil which is the Australian subsidiary of Coca Cola. We believe Mr. Beri’s strong background and broad experience in the beverages industry will provide us the guidance and vision we need to build our brand.

Christopher Alfieri. Chief Revenue Officer. Mr. Alfieris joined Elegance Brands, Inc. in April 2020 as the Company’s Chief Revenue Officer. In coordination with the CEO, Board of Directors, and Executive Leadership Team, Mr. Alfieri is responsible for driving new revenue streams within Elegance’s Brands global portfolio of spirits and CBD-infused beverages. Before joining Elegance Brands Inc., he helped establish the Red Bull Brand in North America. During his 20 years with Red Bull, he helped create a new Red Bull distribution company in Ohio and Michigan, Buckeye Distributing and Premium Brands. Buckeye Distributing and Premium Brands became the fifth largest Red Bull Distributor in the world, producing $1.1B of revenue over eight years. Mr. Alfieri also managed Matador Distributing, an exclusive, multi-state Red Bull Distributor in the Southern portion of the U.S. Over the course of two years as General Manager at Matador Distributing, he reorganized the company, improved processes, and drove $400M in sales. Mr. Alfieri also worked for Red Bull North America as a Director of Key Accounts, where he deployed new tactics to increase brand presence, share, and revenue. Over seven years, Mr. Alfieri drove an average of 16% growth on a $56M business. Red Bull then appointed him to run distribution for the West Business Unit as Sr. Director of Sales and Distribution for 22 states. Mr. Alfieri strengthened the distribution network in key areas of the West and grew a $1.9B business by 12% over two years. He then went to work for Bang Energy as VP of Sales and Distribution. He built a team of veteran beverage experts and managed the distribution network to sell 72M cases ($890M) of Bang Energy Drink, growing 70% year over year. Mr. Alfieri and his family reside in Atlanta, GA.

Ram Venkat. Chief Financial Officer and Director. Mr.Venkat joined Elegance as Chief Financial Officer on March 20, 2020 and then as a director on April 8, 2020. Prior to joining Elegance, for over five years, Mr. Venkat was a Partner at Modeh Capital Partners, an Australian advisory group providing advisory services across the capital markets and real estate markets. During his career, Mr. Venkat has worked at several global bulge-bracket investment banks including Citi Global Markets (from 2011 to 2014) and BMO Capital Markets (from 2008 to 2010), where he was focused on raising equity, debt and hybrid capital across a range of industry sectors. He has led mergers and acquisitions mandates on behalf of global organizations including sovereign wealth funds and has provided derivative structuring and financing solutions to multinational corporations. Mr. Venkat has also worked as an engineer at the Canadian Space Agency and at a Silicon Valley based aerospace & defense semiconductor company. Mr. Venkat holds a Bachelor of Applied Science in Electrical Engineering (B.Eng (E.E), BASc) and a Master of Business Administration (M.B.A.) with a specialization in Finance & Accounting. We believe Mr. Venkat’s experience in capital markets and advisory services will assist us as we develop, raise capital and grow our company.

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Sahil Beri. Chief Technology Officer and Director. Sahil Beri joined Elegance in 2019, first as a director and then as Chief Technology Officer. During his career, Mr. Beri has designed more than 60 recipes for spirits, ready to drink beverages, liqueurs and functional beverages. Mr. Beri received a master’s in pharmacy from The University of Newcastle in 2012. We believe Mr. Beri’s knowledge of the industry, technical expertise and insight will provide guidance and oversight as we build multiple beverage brands in the alcohol and CBD industries.

Allison Luvera. Chief Marketing Officer. Allison joined Elegance Brands, Inc. in August 2019 as Chief Marketing Officer, responsible for all marketing efforts and new product launches for Elegance’s global portfolio of spirits and CBD-infused beverages. Ms. Luvera’s career began in client services for top media platforms including Vogue, Town&Country, and InStyle, developing revenue-generating marketing solutions for fashion and retail advertisers. In 2015, Ms. Luvera transitioned to the adult beverage space as Director, Luxury Marketing for Pernod Ricard USA, where she oversaw the luxury marketing strategies for a portfolio of 8 champagne and spirits brands. Transitioning to the emerging cannabis space, Ms. Luvera was Head of Marketing at top California vape brand, Kurvana, where she was responsible for building a best-in-class marketing function to develop and deliver consumer-centric brand strategies. During her two years at Kurvana, Ms. Luvera oversaw the largest product launch to date and led the company towards a 115% increase in sales revenue and market share growth from #11 to #3 Brand Rank in the California vape category. In addition to her professional experience, Ms. Luvera is a women’s rights advocate, previously holding the position of VP, Board of Directors for the U.S. National Committee for UN Women in NY. Ms. Luvera holds a dual BS in Finance and Marketing and a minor in Hispanic Studies from Boston College, as well as a WSET Level 2 Certification with Distinction. She currently resides in Los Angeles. We believe Ms. Luvera’s experience in launching and managing successful consumer brands in the alcohol and CBD industries will greatly assist us as we grow and scale.

COMPENSATION OF DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

References in this section to our “directors” and “named executive officers” refer to the directors and named executive officers of Elegance. following consummation of this Offering, and references in this section to our “employees” (other than our named executive officers) refer to the employees of the Elegance following consummation of this Offering.

2019 Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the fiscal year ended December 31, 2019. The Company may hire additional officers in the future and pay them directly and may choose to compensate its directors in the future.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Amit Raj Beri, CEO, President and Chairman(1)	2019	-	-	-	-	-	-	130,000	130,000
	2018	-	-	-	-	-	-	33,203	33,203
Allison Luvera	2019	13,181	-	-	-	-	-	-	13,181
	2018	-	-	-	-	-	-	-	-
Stan Bharti(2)	2019	-	-	4,430,420	-	-	-	710,000	5,140,42
	2018	-	-	-	-	-	-	-	-
Sahil Beri(3)	2019	-	-	248,900	-	-	-	10,170	259,070
	2018	-	-	-	-	-	-	-	-

(1)	Mr. Beri also served in the role of CFO during 2018 and 2019. In March 2020, Mr. Ram Venkat assumed the role of CFO. Mr. Beri was compensated $17,803 for marketing services and $15,400 for consulting services in 2018. In addition, he was compensated $130,000 for consulting services in 2019.

(2)	Mr. Bharti served as our Chairman during the period from September 11, 2019 through April 7, 2020. Mr. Bharti’s compensation was related to separate consulting agreements pursuant to which Mr. Bharti received 8,900,000 shares of Class B Common Stock, valued at $$0.4978/share per share and was to be awarded $710,000 in cash compensation, which was owed but not paid to Mr. Bharti until fiscal year 2020. Under the consulting agreements, Mr. Bharti was to provide certain consulting services to the Company regarding marketing.

(3)	On October 2, 2019, the Company elected Mr. Sahil Beri, the brother of the Company’s CEO, to the Board of Directors. On October 3, 2019, the Company entered into an agreement with Sahil Beri pursuant to which Mr. Beri would provide business development services to the Company. In exchange for such services, Mr. Beri was issued 500,000 shares of the Company’s Class B Common Stock, valued at $0.4978/share per share. Mr. Beri is not receiving any cash compensation under the agreement; however, is receiving cash compensation under a separate employment agreement.

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Director Compensation

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option awards ($)	Non-equity incentive plan Compensation ($)	Nonqualified Deferred Compensation earnings ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Amit Raj Beri(1)	130,000	-	-	-	-	-	-	130,000
Sahil Beri(2)	10,170	248,900	-	-	-	-	-	259,070
Stan Bharti(3)	-	4,430,420	-	-	-	-	710,000	5,140,420
Total	140,170	4,679,320	-	-	-	-	710,000	5,529,490

(1)	Amit Raj Beri was a director through March 2020 and was appointed to the position of Chairman on April 8, 2020.

(2)	Sahil Beri’s compensation arose from a separate consulting agreement pursuant to which Mr. Beri provides certain marketing and consulting services to the Company and from an employment agreement as Chief Technology Officer.

(3)	Stan Bharti served as our Chairman through April 7, 2020, at which time he resigned to pursue other activities. Mr. Bharti’s compensation is related to 8,900,000 shares of Class B Common Stock and $710,000 in cash compensation to be awarded to him through separate consulting agreements for marketing services. The cash compensation was owed to Mr. Bharti in 2019, but was not actually paid until 2020.

Outstanding Equity Awards at Fiscal Year-End

We recently adopted an equity incentive plan that authorizes the issuance of up to 30,000,000 shares of our Class A Common Stock for future issuance for purposes of incentivizing our employees, directors and consultants. As such, the Company reserves the right to issue stock options and incentive stock options to its officers, directors, employees, consultants and advisors in the future. To date, there have been no stock options issued to any officers, directors, employees, consultants or advisors to the Company.

Executive Officer and Directors Compensation

Other than the above-listed fees that were related to separate consulting services, our executive officers and directors have received no compensation from our Company since the date of formation.

Employment Agreements

At present, the Company has employment agreements in place with its executive officers in addition to the separate consulting agreements referenced above. The Company reserves the right to amend or enter into formal agreements with its executive officers in the future.

Amit Raj Beri. Elegance entered into a two year employment agreement with Mr. Amit Raj Beri, effective October 22, 2019, pursuant to which Mr. Beri, as Chief Executive Officer, was paid a base salary of $130,000 for the year ended December 31, 2019 and is entitled to receive a salary of $330,000 for 2020. In addition, Mr. Beri will be given a $2,500 per month car allowance, $50,000 in travel and entertainment expenses for 2019 and $120,000 to cover travel and entertainment expenses for 2020. In addition, Mr. Beri’s employment agreement anticipates the Company’s adoption of an equity incentive plan and the award of certain equity compensation to Mr. Beri pursuant to the achievement of certain key performance indicators as determined by the Company’s board of directors.

Christopher Alfieri. Elegance entered into an employment agreement with Mr. Alfieri, effective April 20, 2020, pursuant to which Mr. Alfieri will serve as the Company’s Chief Revenue Officer. Under the employment agreement, Mr. Alfieri will receive a base salary of $250,000 per year, in addition to $75,000 after 12 months if certain KPIs are achieved. In addition, Mr. Alfieri will be eligible to receive up to 1,500,000 shares of Class A Common Stock based upon the achievement of certain KPIs during the year.

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Allison Luvera. Elegance entered into an employment agreement with Ms. Luvera on December 13, 2019, pursuant to which Ms. Luvera was hired as the Company’s Chief Marketing Officer. Under the employment agreement, Ms. Luvera receives a base salary of $225,000 per year, as well as a bonus of $50,000 and 300,000 shares of the Company’s Class A Common Stock upon the achievement of certain key performance indicators (“KPIs”) as determined by the Company’s board of directors. Ms. Luvera will be eligible to receive the shares after August 26, 2020, based on the achievement of the KPIs.

Sahil Beri. Elegance entered into a one year employment agreement with Mr. Sahil Beri, effective December 1, 2019, pursuant to which Mr. Beri was hired as the Company’s Chief Technical Officer. Under the employment agreement, Mr. Beri is to receive a base salary of AUD$240,000 per year and an AUD$15,000 car allowance. Upon entry into the employment agreement, Mr. Beri received a signing bonus of 500,000 shares of the Company’s Class B Common Stock. In addition, Mr. Beri will be eligible to receive 500,000 shares of the Company’s Class A Common Stock each time the Company achieves commercialization of two new brands of the Company’s beverages. It is anticipated that the shares will be issued under the Company’s equity incentive plan, which the Company intends to adopt in the near future.

Ram Venkat. Elegance entered into an employment agreement with Mr. Venkat, effective March 20, 2020, pursuant to which Mr. Venkat will serve as the Company’s Chief Financial Officer. Under the employment agreement, Mr. Venkat will receive a base salary of $225,000 per year. In addition, Mr. Venkat’s employment agreement anticipates the Company’s adoption of an equity incentive plan and the award of certain equity compensation to Mr. Venkat pursuant to the achievement of certain key performance indicators as determined by the Company’s board of directors.

Family Relationships

Amit Raj Beri, our Chief Executive Officer and Chairman, is the brother of Sahil Beri, our director. Aside from that, there are no other family relationships among any of our executive officers or directors.

Involvement in Certain Legal Proceedings

Except as disclosed above, to our knowledge, none of our current directors or executive officers has, during the past ten (10) years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two (2) years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Code of Business Conduct and Ethics

Our board of directors plans to adopt a written code of business conduct and ethics (“Code”) that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We intend to post on our website a current copy of the Code and all disclosures that are required by law in regard to any amendments to, or waivers from, any provision of the Code.

Other Agreements

The Company entered into an agreement with Europa USA, LLC (“Europa”) for marketing services. This agreement was entered into in January 2018. Europa USA, LLC has received 52,418,477 shares of Class B Common Stock. Europa is an entity controlled by our founder, Chairman and Chief Executive Officer, Amit Raj Beri. On October 7, 2019, Europa transferred the 52,418,477 shares of Class B Common Stock directly to Mr. Beri.

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Item 4.	Security Ownership of Management and Certain Securityholders

The following table shows the beneficial ownership of our Common Stock (including both our Class A Common Stock and shares of Class B shares of Common Stock) as of the date of this Form 1-K held by (i) each director; (ii) each executive officer; (iii) all directors and executive officers as a group and (iv) each person known to us to be the beneficial owner of more than 5% of any class of our shares before giving effect to the sale of all 57,000,000 Units offered by the Company in the Prior Offering and its proposed Reg A+ Offering, and (b) after giving effect to the sale of all 57,000,000 Units offered for by the Company in the Prior Offering and the proposed offering for gross proceeds of $28,500,000, in each case, assuming all such shares are sold.

As of the date of this Form 1-K, there are 41,318,340 shares of our Class A Common Stock and 91,400,000 shares of our Class B Common Stock issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the Commission, and generally includes voting power and/or investment power with respect to the securities held. Shares of Common Stock subject to options and Warrants currently exercisable or which may become exercisable within sixty (60) days of the date of the Regulation A+ Offering Circular, are deemed outstanding and beneficially owned by the person holding such options or Warrants for purposes of computing the number of shares and percentage beneficially owned by such person but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

The table below assumes that all 57,000,000 Units offered in the Prior Offering and this Offering are sold. In the event that less than 57,000,000 Units are sold in the Regulation A+ Offering for less than $28,500,000, the percentage interests in outstanding Common Stock allocable to the Class A Common Stock issued to officers, directors and greater than 5% beneficial owners will be proportionally increased.

Officers and Directors	Class B Common Stock Shares Prior to Offering	Voting %	Class B Common Stock Shares After Offering(3)	Voting %	Class A Common Stock Prior to Offering	Voting %	Class A Common Stock After Offering	%
Amit Raj Beri (1)	43,918,477	48.1%	43,918,477	41.6%	0	0	0	-
Ram Venkat (2)	4,650,692	5.1%	4,650,692	4.4%	-	-	-	-
Sahil Beri	500,000	0.5%	500,000	0.5%	0	0	0	0
Allison Luvera	-	-	-	-	-	-	-	—
Christopher Alfieri	-	-	-	-	-	-	-

All named officers and directors as a group	49,069,169	53.7%	49,069,169	46.4%	0	0	0	-

Greater than 5% Beneficial Owners (non-officers and directors) CannHealth Group (1)(2)	10,000,000	10.9%	10,000,000	9.5%	0	0	0	-
Cloverfield Capital Corp. (2)	9,301,383	10.2%	9,301,383	8.8%	0	0	0	0
Stan Bharti (3)	8,900,000	9.7%	8,900,000	8.4%	0	0	0
TOTAL	62,619,860	79.5%	62,619,860	68.7%	0	0	0	0

(1)	The Class B Common Stock was previously held by Europa USA, LLC, an entity which is controlled by CEO Amit Raj Beri. In May 2020, Mr. Beri transferred 8,500,000 of his shares of Class B Common Stock to CannHealth Group Limited. The foregoing does not include a minimum of 7,444,800 additional shares of Class B Common Stock and up to 18,727,000 additional shares of Class B Common Stock that will be issued to Mr. Beri in connection with the acquisition of ABS. See “Item 5. Interests of Management and Others in Certain Transactions..”

(2)	Cloverfield Capital Corp. is controlled by Entreri Pty. Ltd. ATF Entreri Trust, of which our CFO, Ram Venkat, is a 100% owner of the corporate trustee and is a beneficiary of the trust along with his family. Mr. Venkat is the director of Entreri Pty. Ltd., the corporate trustee of the Entreri Trust, which controls Cloverfield Capital Corp. Mr. Venkat and his wife and his immediate family are beneficiaries of the trust, and Mr. Venkat has a 50% beneficial interest in Cloverfield Capital Corp. In May 2020, Cloverfield Capital Corp. transferred 1,500,000 shares of Class B Common Stock to CannHealth Group Limited.

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(3)	The holders of the Class B Common Stock have the right at any time or from time to time to exchange any or all of such shares for an equal number of shares of Class A Common Stock. CannHealth has agreed not to exchange the Class B Common Stock for shares of Class A Common Stock until such underlying shares of Class A Common Stock have been registered for resale under the Securities Act or an exemption from such registration requirements then exists.

Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise. Unless otherwise indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned, subject to applicable community property laws.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights of our capital stock as provided in Elegance’s amended and restated certificate of incorporation and bylaws. For more detailed information, please see such certificate of incorporation and bylaws which have been filed as exhibits to this Form 1-K.

General

The Certificate of Incorporation of Elegance, as amended and restated, provides that our authorized capital stock consists of 300,000,000 shares of Common Stock, and 10,000,000 shares of preferred stock, each with a par value of $0.0001 per share. An aggregate of 200,000,000 shares of Common Stock are designated as Class A voting Common Stock, with one vote per share, (“Class A Common Stock”) and 100,000,000 shares of Common Stock are designated as Class B non-voting Common Stock, with four (4) votes per share (“Class B Common Stock”). Effective as of September 11, 2019, Elegance consummated a 6.35375-for-one forward split of its outstanding Common Stock. The 10,000,000 shares of authorized preferred stock may be issued in one or more series containing such rights, preferences and privileges as the Elegance Board of Directors may, from time to time, designate (“Preferred Stock”). No shares of Preferred Stock have been issued.

A description of the material terms and provisions of our Certificate of Incorporation, as amended, affecting the rights of holders of our capital stock is set forth below. The description is intended as a summary, and is qualified in its entirety by reference to the form of our amended and restated Certificate of Incorporation, and our subsequent amended certificate of incorporation, which are attached to this Offering Memorandum as Exhibit 2.1 and Exhibit 2.2, respectively.

Common Stock

Elegance has two classes of Common Stock authorized, issued and outstanding as of the date of this Form 1-K: Class A Common Stock and Class B Common Stock. As of the date of this Form 1-K, Elegance had 41,378,340 shares of Class A Common Stock and 91,400,000 shares of Class B Common Stock issued and outstanding and owned of record by a total of 10,590 and 32 stockholders, respectively, including our Chairman and Chief Executive Officer, Amit Raj Beri.

It is not anticipated that the Class B Common Stock will be registered for resale under the Securities Act of 1933, as amended, or will otherwise trade on any stock exchange. Holders of these two classes of Common Stock have equal rights, powers and privileges, except that the holders of Class A Common Stock are entitled to one (1) vote per share while the holders of Class B Common Stock are entitled to four (4) votes per share. The holders of the Class B Common Stock may exchange any or all of such shares of Class B Common Stock for an identical number of shares of Elegance Class A Common Stock. Accordingly, if all shares of Class B Common Stock are exchanged for shares of Class A Common Stock the holders of the Class B Common Stock would own 91,400,000 additional shares of Class A Common Stock.

Voting

The holders of Class A Common Stock are entitled to one vote per share held at all meeting of shareholders (and written actions in lieu of a meeting) and holders of Class B Common Stock are entitled to four (4) votes per share held at all meetings of shareholders (and written actions in lieu of a meeting) on any matter requiring the affirmative vote or consent of stockholders of the Company, including without limitation, the election of directors and for all other corporate purposes, except as required under the Delaware General Corporate Law.

There shall be no cumulative voting. The holders of shares of Common Stock are entitled to dividends when and as declared by the Board from funds legally available therefor, and upon liquidation are entitled to share pro rata in any distribution to holders of Common Stock. There are no preemptive, conversion or redemption privileges, nor sinking fund provisions with respect to the Common Stock.

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Changes in Authorized Number

The number of authorized shares of Common Stock may be increased or decreased subject to Elegance’s legal commitments at any time and from time to time to issue them, by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote.

Preferred Stock

The Preferred Stock may be issued from time to time in one or more series. The Board is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board is also authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series than outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

Currently, no shares of Preferred Stock have been designated or issued.

Equity Incentive Plan

On May 13, 2020, our board of directors and the holders of a majority of our Class B Common Stock approved the establishment of the 2020 Equity Incentive Plan. Under the Plan, up to 30,000,000 shares of either Class A Common Stock or Class B Common Stock as either qualified stock options, non-qualified stock options stock purchase rights, awards of restricted stock units, or any combination thereof. As of the date of this Form 1-K no qualified stock options, non-qualified stock options stock purchase rights or awards of restricted stock units have been granted.

Exclusive Venue

Our amended and restated certificate of incorporation, requires to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our amended and restated certificate of incorporation or the bylaws or (iv) any action asserting a claim against us governed by the internal affairs doctrine will have to be brought only in the Court of Chancery in the State of Delaware. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Anti-takeover Effects of Provisions of our Amended and Restated Certificate of Incorporation, our Bylaws and Delaware Law

Our certificate of incorporation and bylaws also contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our Board of Directors the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of NYSE-AMEX or the applicable exchange on which we may then be trading. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals. Our amended and restated certificate of incorporation will provide that stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board of Directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. Our amended and restated certificate of incorporation will provide that, subject to applicable law, special meetings of the stockholders may be called only by a resolution adopted by the affirmative vote of the majority of the directors then in office. Our bylaws will prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. In addition, any stockholder who wishes to bring business before an annual meeting or nominate directors must comply with the advance notice and duration of ownership requirements set forth in our bylaws and provide us with certain information. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control of us or our management.

The foregoing provisions of our amended and restated certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by our Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares of Common Stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

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In addition, in our amended and restated certificate of incorporation, we have elected not to be governed by Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our Board of Directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person and would include Elegance Brands, Inc.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. Prior to the consummation of this Offering, we intend to enter into indemnification agreements with each of our directors that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for:

●	any breach of his duty of loyalty to us or our stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	any transaction from which the director derived an improper personal benefit; or

●	improper distributions to stockholders.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of Elegance Brands, Inc. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law and such suit is brought in the Court of Chancery in the State of Delaware. See “Exclusive Venue” above.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock will be KoreConX Inc.

Dividend Policy

We plan to retain any earnings for the foreseeable future for our operations. We have never paid any dividends on our Common Stock and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board and will depend on our financial condition, operating results, capital requirements and such other factors as our Board deems relevant.

24

Item 5.	Interest of Management and Others in Certain Transactions

Related Person Policy

Any transaction between Elegance and/or its subsidiaries with any executive officer, director or affiliate of such individual must be (a) on terms no less favorable to the Elegance than it could obtain from unrelated third parties, (b) if involving the sale of equity or assets to Elegance, the consideration must be subject to an independent appraisal and fairness opinion and (c) approved or ratified by a majority of the disinterested directors.

Related Party Transactions

On December 3, 2019, Elegance entered into a share purchase agreement, as amended on March 31, 2020, as amended and restated on April 8, 2020 and as further amended on May 18, 2020 (the “Share Purchase Agreement”), to acquire 100% of the capital shares of Australian Boutique Spirits Pty Ltd., a private company incorporated in Australia (“ABS”). ABS is the producer of Australian Bitters and other distilled spirits and presently distributes its brands through Coca-Cola Amatil, as further described in the Business section of this Form 1-K.

Under the terms of the Share Purchase Agreement, Elegance agreed to acquire the shares of ABS in exchange for payments aggregating AUS$17,040,000 or US$11,076,000, inclusive of a AUS$2,500,000 or US$1,712,500 contract deposit previously paid in cash. The AUS$14,540,000 or USD$9,363,500 balance of the purchase price is payable at closing in the form of 18,727,000 shares of Elegance Class B Common Stock, valued at USD $0.50 per share (the “Stock Consideration”). The Stock Consideration (which may be converted at any time into shares of Class A Common Stock) are restricted securities under the Securities Act of 1933, as amended. In addition, Mr. Beri agreed that neither he nor any of his affiliates will publicly sell any of the Stock Consideration for a period of one year from the completion of this Offering.

The Share Purchase Agreement also provides that in the event at any time during the period that shall commence on the date of completion or termination of this Offering and expires one (1) year after the completion or termination of this Offering (the “Measuring Period”), Mr. Beri or his designated affiliate owning the Stock Consideration may sell and transfer back to Elegance for cancellation an aggregate of up to 60% of the Total Consideration or 13,291,200 shares of Class B or Class A Common Stock in exchange for up to AUS$10,224,000, less the amount of the contract deposit previously paid in cash, or AUS$7,724,000; which payment is payable by the Company in the form of $6,645,600 in United States dollars, less the amount of the $1,712,500 cash deposit or $4,933,100 (the “Maximum Cash Payment”); provided, that at the time of payment of all or any portion of such Maximum Cash Payment, (i) after giving effect to any payments required to be made in respect of rescissions of subscriptions by investors who purchased securities of Elegance in connection with the Prior Offering, and (ii) after giving effect to the Maximum Cash Payment to be made to Mr. Beri or his affiliate, the “Working Capital” of the Company (defined as the excess of our consolidated current assets over our consolidated current liabilities) that is then available to the Company from all sources, including net proceeds of the Prior Offering and this Offering, sales of additional debt or equity securities of Buyer during the Measuring Period, or our net profits, shall be equal to or greater than $6,000,000, of which not less than $5,000,000 of such Working Capital shall be in the form of cash or immediately marketable securities. So long as these conditions are met, Mr. Beri or his affiliate may sell back to the Company during the Measuring Period less than 60% of the Stock Consideration and the Maximum Cash Payment shall be appropriately reduced based on valuing the amount of Stock Consideration sold at $0.50 per share.

To date, the Company has paid a deposit of AUS$2,500,000 (US$1,712,500) (the “Deposit”). In order to secure a refund of the Deposit if for any reason the ABS acquisition is not consummated, ABS and the Company entered into a guarantee letter agreement and charge over shares agreement for purposes of placing ABS’s shares in escrow pending closing. The Company’s chairman and chief executive officer, Amit Raj Beri, is also the chairman and sole shareholder of ABS. ABS is the producer of Australian Bitters and other distilled spirits and presently distributes its brands through Coca-Cola Amatil, as further described in our Business section, below.

In 2019, the Company paid a deposit of AUS$2,500,000 (US$1,712,500) which is subject to full refund if the ABS transaction does not close. It is anticipated that the acquisition of ABS will be consummated immediately following date of the qualification of its Offering Circular. Effective as of March 31, 2020, ABS and Mr. Beri entered into a guarantee letter agreement with Elegance under which they have agreed to refund the Deposit in full to Elegance. To secure such guaranty, ABS and Mr. Beri pledged to Elegance the share capital of ABS pursuant to a charge over shares agreement.

During the course of calendar year 2019, ABS made loans to Mr. Beri in the aggregate amount US$1,180,000. The loans are unsecured and bear interest at the rate of 5% per annum and are due and payable on December 21, 2025.

The acquisition of ABS by Elegance is a related party transaction in that Amit Raj Beri is both the Chief Executive Officer of Elegance and the Chief Executive Officer and a director and sole shareholder of ABS. The pricing of the acquisition of ABS was based on 80% of the low end of the range of the ABS equity valuation as set forth in the valuation report of Moore Stephens Perth Corporate Services Pty Ltd.

In September 2019, the Company agreed to pay Mr. Stan Bharti, who was the Company’s non-executive Chairman at the time, a sum of $710,000 for services rendered as non-executive Chairman and for consulting services related to marketing of the Company’s products, networking and strategic development. The services were and are to be performed over a period of 12 months under a consulting agreement effective as of September 11, 2019.The consulting fee was paid in two installments on March 10, 2020 and April 8, 2020.

25

In May 2020, Amit Raj Beri and Cloverfield Capital Corp., an affiliate of our Chief Financial Officer, transferred to CannHealth Group Limited, an inactive Australian unlisted public company (“CannHealth”), an aggregate of 8,500,000 shares of Class B Common Stock owned by Mr. Beri, and 1,500,000 shares of Class B Common Stock owned by Cloverfield Capital. The transfer of the 10,000,000 shares of Class B Common Stock was made in connection with an agreement entered into on May 12, 2020 to settle all disputes between CannHealth and Mr. Beri which involved, among other things, the termination by Mr. Beri and ABS in November 2019 of a February 2019 purchase agreement that contemplated the acquisition of ABS by CannHealth. Our Chief Financial Officer and Cloverfield Capital Corp. entered into the agreement only to support the Company and assist in resolving all such disputes. As part of the settlement transaction, CannHealth agreed not to sell or distribute to its shareholders any of the shares of Class B Common Stock or convert such shares into Class A Common Stock unless such shares have been registered in compliance with US securities laws or there is an applicable exemption available from such registration requirements. In such connection, Elegance has agreed within 30 days following completion of this Offering to seek to register such shares for resale under the applicable U.S. securities laws. In addition, Mr. Beri and Cloverfield Capital relinquished all of their equity interests in CannHealth, representing approximately 35% of the outstanding CannHealth ordinary shares, and Mr. Beri resigned as an officer and director of CannHealth. In connection with the May 2020 settlement agreement, parties agreed to the termination of the February 2019 purchase agreement involving CannHealth and ABS, the exchange of mutual releases, and the Company agreed to convert the loans aggregating $430,512 described below into five percent of the outstanding ordinary shares of CannHealth, after giving effect to the cancellation of the CannHealth shares formerly held by Mr. Beri and Cloverfield Capital. CannHealth is seeking to develop cannabis products and derivatives.

On February 10, 2020, the Company loaned $300,000 to CannHealth, At the time of the loan, Amit Raj Beri owned approximately 34% of the outstanding CannHealth shares. The loan bears interest of 10% on an annualized basis, plus an additional 2% interest upon default. In addition, during the period October 22, 2019 through December 11, 2019, the Company loaned CannHealth $130,512. All loans made by the Company to CannHealth matured on May 31, 2020. In connection with the May 2020 settlement agreement with CannHealth described above, the Company agreed to convert both loans into five percent of the outstanding ordinary shares of CannHealth.

Prepaid Inventory

The Company had a manufacturing agreement for inventory purchases with Europa International Pty Ltd., an affiliated company, which was subsequently absorbed by Australian Boutique Spirits Pty Ltd, which is owned by Amit Raj Beri. As of December 31, 2018, the Company has advanced the related party $310,000, for inventory purchases. As of December 31, 2019, the Company has advanced the related party $140,707 for inventory purchases.

Accounts Payable

During each of the years ended December 31, 2019 and December 31, 2018, a related party advanced funds to pay certain operating expenses.

In September 2019 the Company agreed to pay Mr. Stan Bharti, who was the Company’s non-executive Chairman at the time, a sum of $710,000 for services rendered as a non-executive Chairman, for consulting services related to marketing and networking. As of December 31, 2019, the Company had accounts payable to this related party in the amount of $710,000, which amount is included under accounts payable on the accompanying balance sheet. This fee was paid in two installments on March 10, 2020 and April 8, 2020.

26

Notes Payable

As of December 31, 2019, the Company had notes payable to related parties of $733,930. The notes become payable when the Company has raised sufficient capital to repay them. As of December 31, 2018, the Company had notes payable with various stockholders totaling $698,575. The balloon payment notes were not secured, do not bear interest or have monthly payments, and were due as of January 2019. As of the date of this Form 1-K, the notes have been paid in full.

There were $149,700 in notes payable that had a provision that if not paid by the maturity date of September 14, 2018, the notes may be extended upon mutual agreement between the Company and the note holders. Upon extension, the note holders each received additional shares of stock that cumulatively amount to 1,270,624 shares of Class A Common Stock. The $149,700 in notes payable were re-issued and the 1,270,624 shares of Class A Common Stock was issued for $39,996, which is reflected as a loss on extinguishment of notes payable in the Company’s statement of operations and comprehensive loss.

Notes Receivable

As of December 31, 2019, the Company had $441 in notes receivable from Europa Group USA LLC, one of the Company’s major shareholders. The note is not secured, does not bear interest nor have monthly payments, and is due on demand. There were no notes receivable as of December 31, 2018

Consulting and Marketing Services

The Company paid contractual consulting service expenses of $45,011 to its officers, $85,761 to its stockholders, and $6,475 to a related party for the year ended December 31, 2018. The Company also paid a total sum of $35,606 to a Company officer for marketing expenses for the year ended December 31, 2018. At December 31, 2018, there were no payables outstanding related to these services.

The Company paid contractual consulting service expenses of $140,170 to its officers and $672,670 to its stockholders for the year ended December 31, 2019. At December 31, 2019, there were $532,500 payables outstanding related to these services.

For the year ended December 31, 2019, the Company issued 500,000 shares of Class B Common Stock to one of its officers for contractual consulting services. The value of the shares issued is $248,900. During the year ended December 31, 2019, the company also issued 8,900,000 shares of Class B Common Stock to its Chairman of the Board. Seventy five percent (75%) of those shares were issued as compensation related to certain contractual consulting services. The values of the shares issued and the contractual services are $4,430,420 and $3,322,815, respectively.

Commitments

Elegance previously had a commitment to purchase, for $800,000, certain intellectual property from Australian Boutique Spirits Pty Ltd. related to vodka formulation and method of manufacturing, product branding and packaging, and supplier contacts. The commitment was payable upon completion of Elegance’s Regulation A+ offering. On January 5, 2019, Australian Boutique Spirits Pty Ltd. reduced the Company’s purchase price of intellectual property from $800,000 to $1.00.

The Company previously had a commitment with a stockholder to pay up to $250,000 in advisory fees subject to capital being successfully raised and collected in the Regulation A+ filing, which was subsequently rescinded.

To the best of our knowledge, other than as set forth above, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which any director or executive officer, or any security holder who is known by us to own of record or beneficially own more than five percent (5%) of any class of our Common Stock, or any member of the immediate family of any of the foregoing persons, has an interest (other than compensation to our officers and directors in the ordinary course of business).

27

Item 6.	Other Information

None.

28

Item 7.	Financial Statements

ELEGANCE BRANDS, INC.

Index to Consolidated Financial Statement

December 31, 2018 and 2019

F-1

Alan T. Schiffman, CPA, PC

Financial Strategists Business Consultants

1166 Dimock Lane Naples, FL 34110

Telephone 239-595-0314; Fax 239-594-7984

Email: ats@naplescpa.net Website: alantschiffman.com

Independent Auditor’s Report

To the Shareholders and Board of Directors of

Elegance Brands, Inc.

Beverly Hills, CA

Report on the Financial Statements

We have audited the accompanying financial statements of Elegance Brands, Inc. which comprise the balance sheets as of December 31, 2019 and 2018 and the related statements of Operations, Changes in Stockholders’ Equity and Cash Flows for the two years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Elegance Brands, Inc. as of December 31, 2019 and 2018 and the related statements of Operations, Shareholders’ Equity and Cash Flows for the two years then ended and the related notes to the financial statements in accordance with generally accepted accounting principles generally accepted in the United States of America.

/s/ Alan T. Schiffman CPA PC

Alan T. Schiffman, CPA, PC
Naples, Florida
April 20, 2020, Except for Notes 5 and 11, May 19, 2020 and Note 6, June 18, 2020

F-2

Elegance Brands, Inc.

Balance Sheets

As of December 31, 2019 and 2018

(Parent Only Financial Statement)

	2019	2018
ASSETS
Current Assets:
Cash	$332,772	$100,119
Inventory	$149,280	$310,000
Deposits on inventory purchases	$140,707
Due from certain persons	$130,952
Prepaid consulting fees, net	$2,010,624
Total current assets	$2,764,335	$410,119

Deposit pending share purchase transaction	$1,712,500
Fixed assets, net	2,085
Other assets:
Deferred syndication costs	1,504,021	213,495
Organizational, trademarks and other	675
Total	$5,983,616	$623,614

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Account Payable	$710,000	$16,154
Related Party Loan and Notes Payable	$733,930	698,575
Total Liabilities	$1,443,930	$714,729

Stockholders’ Equity:
Preferred stock: $0.0001 par value, Shares authorized; 10,000,000 shares Issued and outstanding; None
Class A Common stock: $0.000157387 par value; 200,000,000 Shares authorized; 6,522,360 shares issued and outstanding at December 31, 2019 and none issued and outstanding at December 31, 2018	1,027
Class B, Common stock: $0.000157387 par value; 100,000,000 Shares authorized 89,400,000 Shares issued and outstanding at December 31, 2019 and 80,000,007 issued and outstanding at December 31, 2018	14,070	12,591
Additional Paid-In Capital	7,663,422	189,296
Retained earnings (deficit)	(3,138,833)	(293,002)
Total Stockholders’ Equity	4,539,686	(91,115)
Total	$5,983,616	$623,614

See Notes to Financial Statements.

F-3

Elegance Brands, Inc.

Statements of Operations

For the Two Years Ended December 31, 2019 and 2018

(Parent Only Financial Statement)

	2019	2018
Revenue:
Sales	$3,420	$-
Costs of goods sold	$3,047
Gross profit on sales	$373

Expenses:
General and Administrative Expenses	$612,657	$98,171
Related Party Consulting and Marketing Services	$2,233,761	$155,050
	$2,846,418	$253,221
Net Loss from Operations	$2,846,045	$253,221
Other Income (Expense):
Equity interest in subsidiary company
Interest income	$214	$215
Loss on Extinguishment of Notes Payable		$(39,996)
Total Other Income (Expense)	$214	$(39,781)

Net Loss Prior to Provision for Income Taxes	$(2,845,831)	$(293,002)
Provision for Income Taxes	$-	$-
Net Loss	$(2,845,831)	$(293,002)

Earnings (loss) per share of common stock:
Basic	$(0.0339)	$(0.0037)
Assuming dilution	$(0.0339)	$(0.0037)
Weighted-average number of common shares outstanding	83,915,439	80,000,007

See Notes to Financial Statements.

F-4

Elegance Brands, Inc.

Statements of Changes in Stockholders’ Equity

For the Two Years Ended December 31, 2019 and 2018

(Parent Only Financial Statement)

	Common Stock						Additional		Total
	Class A		Class B		Warrants		Paid-In	Retained	Stockholders’
	Shares	Amount	Shares	Amount	Warrants	Amount (a)	Capital	Deficit	Equity (deficit)
Balance, January 1, 2018		$-		$-			$-	$-	$-
Net loss								$(293,002)	$(293,002)
Issuance of Class B common stock			12,141,000	$12,141			$99,750		$111,891
Stock issued for related party consulting service			250,000	$250			$49,750		$50,000
Stock issued for extinguishment of debt			199,980	$200			$39,796		$39,996
Balance, December 31, 2018			12,590,980	12,591			189,296	(293,002)	(91,115)
Net loss								(2,845,831)	(2,845,831)
Adjustment for stock split as of September 11, 2019			67,409,020
Issuance of Class A common stock units	6,522,360	$1,027			3,261,180	14,503	$3,245,650		$3,261,180
Issue of Class B common stock to related parties			9,400,000	$1,479			$4,677,840		$4,679,319
Reduction of deferred syndication costs and other fees							$(463,867)		$(463,867)
Reclassification of warrants to paid-in capital						(14,503)	$14,503
Balance, December 31, 2019	6,522,360	$1,027	89,400,000	14,070	3,261,180	0	$7,663,422	$(3,138,833)	$4,539,686

(a) - Warrants have been priced at $ 0.004531 per warrant utilizing the Black -Scholes Warrant Pricing Model

See Notes to Financial Statements.

F-5

Elegance Brands, Inc.

Statement of Cash Flows

For the Two Years Ended December 31, 2019 and 2018

(Parent Only Financial Statement)

	2019	2018
Cash Flows from Operation Activities:
Net Loss	$(2,845,831)	$(293,002)
Adjustments to reconcile net loss to net cash from operating activites:
Cash provided by (absorbed in) operating activities:
Depreciation	$110
Amortization of related party consulting and marketing services	$2,093,591	$50,000
Loss on Extinguishment of Notes Payable		$39,996
Net cash used In operating activities	$(752,130)	$(203,006)
Changes in working capital from operating assets and liabilities:
Decrease (increase) in inventory and deposits	$160,720	$(310,000)
Increase in prepaid consulting fees	$(4,104,215)
Increase in accounts payable	$693,846	$16,154
Net working capital used In operating activities	$(3,249,649)	$(293,846)
Net cash and working capital used In operating activities	$(4,001,779)	$(496,852)
Cash flows from (used in) investing activities:
Deposit pending share purchase	$(1,712,500)
Deposit on inventory purchase	$(140,707)
Due from certain persons	$(130,952)
Purchase of fixed assets	$(2,195)
Investment in trademarks	$(675)
	$(1,987,029)
Cash Flows from (aborbed in) Financing Activities:
Deferred Syndication Expenses	$(1,290,526)	$(213,495)
Related party notes payable	$35,355	$698,575
Common stock escrow fees	$(77,496)
Issuance of common stock	$7,554,128	$111,891
Net Cash Provided by Financing Activities	$6,221,461	$596,971
Net increase (decrease) in cash	$232,653	$100,119
Cash - Beginning of Year	$100,119	$-
Cash - As of December 31, 2019	$332,772	$100,119

Non-Cash Transaction:
Shares issued to related parties for
consulting services provided	9,400,000	50,000

See Notes to Financial Statements.

F-6

Elegance Brands, Inc.

Notes to Financial Statements

NOTE 1 - SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization

Elegance Brands, Inc. (the “Company”) formerly known as Elegance Spirits, Inc., was formed on October 30, 2017 as a Delaware Corporation for the general purpose of engaging in any lawful activity for which corporations may be organized under the law of the State of Delaware. The Company’s fiscal year end is December 31.

The Company is a manufacturer and distributor of alcoholic spirits and diversified beverages. For its brand Elegance Vodka, the Company uses 100% organic Australian grapes and charcoal-filtered Australian rain-water. For its brand Gorilla Hemp, the Company uses premium hemp-derived cannabidiol (CBD) isolate along with natural plant extracts and vitamins to bring an infused functional beverage to market. The Company recognizes that there is consumer demand for premium quality beverages. The Company is bringing premium alcoholic spirits and beverages to the market with the objective of meeting this consumer demand for a superior spirits and is innovating across new categories of beverages in different segments. Management’s mission is to create something unique and special in both quality and appearance for the customer. The Company intends to initially distribute its luxury vodka brand in the western and central United States and intends to develop and distribute new categories of beverages nationally across the United States.

Basis of Presentation and Use of Estimates

The Company’s financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. These require the use of estimates and assumptions that affect the assets and liabilities reported in the financial statements, as well as amounts included in the notes thereto, including discussion and disclosure of contingent liabilities. Although the Company uses its best estimates and judgments, actual results could differ from these estimates as future confirming events occur.

Inventories

Inventories are stated at the lower of cost or market using the first in, first out (FIFO) method for substantially all qualifying domestic inventories.

Equity Method of Accounting for Investments

The Company uses the equity method of accounting for investments in entities in which it has a controlling interest. Under the equity method, an investment in common stock shall be shown in the balance sheet of the Company as a single amount. Also, the Company’s share of earnings or losses from the investment shall be shown in the Statement of Operations as a single amount. (See also Note 11 elsewhere herein.)

Deferred Syndication Costs

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification number 340-10-S99-1, Other Assets and Deferred Costs, allows specific, incremental costs directly related to securities offerings to be deferred and charged against the gross proceeds of the Regulation A+ offering. The Company defers applicable syndication expenses based on this criteria. The Company will write off all deferred syndication expenses if a securities offering is aborted. As at December 31, 2019, the Company has received $3,261,180 proceeds related to the Regulation A+ offering that was approved on December 26, 2018.

F-7

Earnings per share

Earnings per share figures are based on the weighted-average number of shares of common stock outstanding in each year (Basic earnings per share). The exercise price per warrant is in excess of the fair market value of the current price per share. Therefore, there is no material dilutive effect on net income per share for 2019 or 2018 for outstanding stock warrants.

Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. The Company determines the fair values of its assets and liabilities based on a fair value hierarchy that includes 3 levels of inputs that may be used to measure fair value. The 3 levels are as follows:

Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 inputs are those other than quoted prices that are observable for the asset or liability, either directly or indirectly.

Level 3 inputs are unobservable inputs for the asset or liability, and reflect the Company’s own assumptions about the inferences that market participants would use in pricing the asset or liability (including assumptions about risk).

Income Taxes

The Company is taxed as a C Corporation under the Internal Revenue Code and a similar section of the state code. All income tax amounts reflect the use of the liability method under accounting for income taxes. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes arising primarily from differences between financial and tax reporting purposes. Current year expense represents the amount of income taxes paid, payable or refundable for the period.

Deferred income taxes, net of appropriate valuation allowances, are determined using the tax rates expected to be in effect when the taxes are actually paid. Valuation allowances are recorded against deferred tax assets when it is more likely than not that such assets will not be realized. When an uncertain tax position meets the more likely than not recognition threshold, the position is measured to determine the amount of benefit or expense to recognize in the financial statements.

The Company’s income tax returns are subject to review and examination by federal, state and local governmental authorities. As of December 31, 2019, there are two years open to examination with federal, state and local governmental authorities. To the extent penalties and interest are incurred through an examination, they would be included in the income tax section of the statement of operations and comprehensive loss.

Translation of Non-U.S. Currency Amounts

The Company is in the process of purchasing an Australian based operating entity (see Notes 5 and 11 below). The Australian entity uses the Australian dollar as its functional currency. Accordingly, the Company will be following FASB’s ASC Number 830, Foreign Currency Matters in consolidating the financial statements of the subsidiary company as follows. Assets and liabilities of its non-U.S. subsidiary that have a local functional currency are translated to U.S. dollars at year-end exchange rates. Income and expense items are translated at weighted-average rates of exchange prevailing during the year. Translation (gains) losses are included in other income for the period.

Inventory, property, plant and equipment, net and other non-monetary assets and liabilities of the non-U.S. subsidiary are translated at the approximate exchange rates prevailing when the company acquired the assets or liabilities. All other assets and liabilities denominated in the functional currency other than U.S. dollars, are translated at year-end exchange rates with the transaction gain or loss recognized in other (income) expense

F-8

Recent Accounting Pronouncements

Accounting Standards Issued But Not Yet Effective

Leases - In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) which was updated by FASB ASU 2018-10, Codification Improvement to Leases, and FASB ASU 2018- 11, Targeted Improvements. The new lease standard requires lessees to recognize virtually all leases as right- of-use assets and lease liabilities on the balance sheet, as well as disclose key information regarding leasing arrangements. The new lease standard also requires the separation of the lease agreement from other contract components, such as maintenance services. The guidance in this standard is effective for interim and annual periods beginning after December 15, 2019, with early adoption permitted. Management is currently evaluating this guidance and the impact it will have on the financial statements.

Fair Value Measurement

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework (Topic 820) - Changes to the Disclosure Requirement for Fair Value Measurement. This guidance removes or modifies various disclosures relating to the activity or reconciliation of Level 1, Level 2 and Level 3 fair value measurements. It is effective for interim and annual periods beginning after December 15, 2019. Management is currently evaluating this guidance and the impact it will have on the financial statements.

NOTE 2 - RISKS AND UNCERTAINTIES

The Company did not generate any revenue for the year ended December 31, 2018 and $3,420 of revenue for the year ended December 31, 2019. The Company is currently in the process of securing investor financing and commencing operations. However, there can be no assurance that the Company will successfully be able to generate equity financing or commence operations. Failure to secure equity financing or commence operations could adversely affect the Company’s ability to achieve its business objective and the results of its operations. Reference is made to the Company’s Form 1-K and its Amendment No. 2 to the Company’s Form 1-A Offering Circular filed with the SEC on June 19, 2020 for additional risk factors.

NOTE 3 - CASH CONCENTRATION

The Company maintains funds in a financial institution that is a member of the Federal Deposit Insurance Corporation. As such, funds are insured based on the Federal Reserve limit. The Company has not experienced any losses to date, and management believes it is not exposed to any significant credit risk on the current account balance.

NOTE 4 - DEFERRED SYNDICATION COSTS

As of December 31, 2019, the Company incurred $1,504,021 in deferred syndication expenses that are related to its securities offering of Class A common shares. In connection with an Independent Contractor Agreement dated September 11, 2019, the Company retained the Chairman of the Board of Directors to perform services related to the marketing of the Class A common stock and to provide other marketing and consulting services. In exchange for such services, the Chairman was issued 8,900,000 shares of Class B common stock having a value of $4,430,420; $0.4978 per share. Of the $4,430,420, twenty-five percent (25%) was allocated to prepaid syndication costs and seventy-five percent (75%) was allocated to prepaid consulting expense (see below). During the period from January 1, 2020 to April 7, 2020, the Chairman also was paid cash of $710,000, (see account payable as of December 31, 2019); allocated as follows: $177,500 to deferred syndication costs and $532,500 to prepaid consulting expense. The Company accounts for share-based compensation pursuant to FASB ASC 718. On April 7, 2020. the Chairman resigned his position with the Board of Directors of the Company.

Other deferred syndication costs aggregating $605,288, are included, net of a contra charge to paid-in surplus of $386,372. Such costs are primarily comprised of professional, investor relations and investment banking marketing costs.

F-9

NOTE 5 - RELATED PARTY TRANSACTIONS

Prepaid Inventory

The Company had a manufacturing agreement for inventory purchases with Europa International Pty Ltd., an affiliated company, which was subsequently absorbed by Australian Boutique Spirits Pty Ltd, (ABS) which is wholly owned by one of the CEO of the Company. As of December 31, 2019, the Company has advanced Australian Boutique Spirits, Pty., Ltd., the related party, $140,707 for inventory purchases. See Note 11, Subsequent Events, below.

Prepaid consulting fees, net

As of December 31, 2019, prepaid consulting fees totals $4,104,215 net of amortization totaling $2,093,591. In addition to the share-based compensation discussed in Note 4 above of $3,322,815, the prepaid consulting fees include an additional 500,000 Class B share-based compensation paid to a related party, in the amount of $248,900 plus cash paid to the former Chairman, allocated to prepaid consulting of $532,500, during the period from January 1, 2020 to April 7, 2020. Amortization is based upon the duration of each contract. In addition to the contract amortization of $2,093,591, an amount of $130,000 was paid to the Company CEO for consulting services.

Notes and loans Payable

As of December 31, 2019 and 2018, the Company has notes payable to various stockholders and other totaling $733,930 ($300,000 from an officer) and $698,575 respectively. The balloon payment notes are not secured, do not bear interest or have monthly payments, and were due through January 2020. Management intends to repay these notes payable when the Company has raised sufficient capital to repay them.

Deposit pending share purchase and advances to related entity

As of December 31, 2019, the Company deposited $1,712,500 with the Company’s CEO on behalf of an agreement to purchase 100% of the issued and outstanding common stock of Australian Boutique Spirits Pty, Ltd. In addition, $140,707 was also advanced to ABS for inventory purchases.

ABS is solely owned by the Company’s CEO. The deposit is advanced pursuant to an Amended and Restated Share Purchase Agreement dated March 30, 2020, and is secured by a guarantee executed by the CEO of the Company and by ABS. The shares of ABS owned by the CEO, are pledged as collateral on the guarantee and ABS and the CEO have executed and delivered a Charge over Shares, an Australian form of pledge, as security for their obligations to the Company. See Subsequent events Note 11 below.

As of December 31, 2019, the Company has $130,953 of notes receivable due from CannHealth Group, and Europa Group USA. The Company CEO owns Europa Group, USA and is on the Board of Directors of CannHealth Group. The notes are not secured, do not bear interest, nor require monthly payments and are due upon demand.

Commitments

The Company had an original commitment to purchase $800,000 in intellectual property from Australian Boutique Spirits Pty Ltd. related to vodka formulation and method of manufacturing, product branding and packaging, and supplier contacts. On January 5, 2019, Australian Boutique Spirits Pty Ltd. reduced the Company’s purchase price of intellectual property from $800,000 to $1.

As of December 31, 2019, the Company has a recorded as accounts payable $710,000 due to the former Chairman of the Board of Directors and stockholder allocated as follows; $532,500 to prepaid consulting fees and $177,500 to deferred syndication costs. (See Note 4 above).

F-10

NOTE 6 – STOCKHOLDERS’ EQUITY

Pursuant to the Third Amended and Restated Certificate of Incorporation of the Company, the stockholders’ equity of the Company is currently comprised of two classes of stock: Common stock and Preferred stock.

The total number of shares of all classes of stock which the Company shall have authority to issue is three hundred ten million (310,000,000) shares of capital stock, which includes (i) 300,000,000 shares of common stock, $0.000157387 par value per share (Common Stock). Of the Common Stock, 200,000,000 shares shall be designated as Class A Common Stock (the Class A Common Stock) and 100,000,000 shares shall be designated as Class B Common Stock (the Class B Common Stock)

Description of Common Stock

Except for the right to vote as set forth below, the Class A Common Stock and the Class B Common Stock shall be identical in all respects. The shares to be issued pursuant to this offering will be Class A Common Stock. All holders of shares of Class A Common Stock shall at every meeting of the stockholders be entitled to one (1) vote for each share of the capital stock held by such shareholder. Holders of shares of Class B common stock (not being sold in this offering) shall be identical to Class A common stock and shall at every meeting of the stockholders be entitled to four (4) votes for each share of the capital stock held by such stockholder.

As of June 18, 2020, the Company is seeking to qualify the sale of up to 15,681,660Units through its Amendment No. 2 to Form 1-A, Regulation A Offering Circular (the “Offering”) on a “best efforts” basis, at the price of $0.50 per Unit. Each Unit comprises one (1) share of Class A Common Stock and one (1) warrant to purchase one-half (0.5) shares of Class A Common Stock at an exercise price of $0.75 per Class A Common Stock over a period of 18-month from the closing of the Offering. Including the Company’s Offering of 15,681,660 shares of Class A Common Stock, the total shares of Class A Common Stock issued will amount t to 85,500,000 shares of Class A Common Stock. If the full 15,681,660 Units to be qualified in the Offering are sold, shares of Common Stock underlying warrants sold by the Company will amount to 28,500,000 common shares. If all of the Units are sold in the Offering, the Company would receive gross proceeds of $7,840,830 and if all Warrants were exercised the Company would receive an additional $5,880,623, for total gross proceeds of $13,721,453.

For the period from January 1, 2019 through February 29, 2020, the Company sold an aggregate of 41,318,340 Units and received gross proceeds of approximately $20,659,170.

During the year ended December 31, 2019, the Company issued 6,522,360 shares of Class A common stock and 3,261,180 warrants valued at $0.004531, utilizing the Black Scholes Warrant Pricing Model of option pricing, in the amount of $14,503. Consistent with ASC 815, following quantitative disclosures for derivative instruments, the amount of $14,503 is included in paid-in capital.

In connection with the Company’s objective to raise capital, on June 30, 2018, the Company retained a registered broker dealer - Selling Agent and has agreed to pay such agent a fee of 1% of all gross proceeds received by the Company through the Offering. Management estimates that the cash cost of raising capital will approximate 13% for the capital raised and the total cost of raising capital including non-cash expenses will approximate 20% for the capital raised.

Description of Serial Preferred Stock

The Company has authorized 10,000,000 shares of preferred stock. To date no preferred shares have been sold. However, at some time in the future, the Company may designate some of its authorized stock as preferred stock. Such preferred stock may have preference over the common stock in terms of dividends and voting.

Stock Split

Pursuant to the Third Amended and Restated Certificate of Incorporation of the Company dated March 31, 2020, the holders of a majority of the shares of Class B Common Stock issued and outstanding as of March 31, 2020, have authorized a 6.35375 for 1 forward stock split for each share of common stock outstanding as of September 11, 2019. As a result of the stock split, each one full share of issued and outstanding Class A Common Stock immediately prior to September 11, 2019, shall become 6.35375 shares of Class A common shares and each one full share of issued and outstanding Class B Common Stock immediately prior to September 11, 2019, shall become 6.35375 shares of Class B Common Stock.

F-11

NOTE 7 - PROVISION FOR INCOME TAXES

Deferred tax benefits are evaluated annually by management to determine the likelihood of realization. A valuation allowance is applied to those benefits which are deemed more likely than not to be unrealized in the future.

The Company has no current federal or state tax provision as of December 31, 2019 or 2018.

Contingent upon the generation of losses through December 31, 2019, the Company has approximately $647,500 in a deferred tax asset from net operating losses of $3,083,331 for the periods through December 31, 2019. Certain minor timing differences or disallowances primarily for meals exist in an amount approximating $11,823, The net operating losses can be carried forward indefinitely.

NOTE 8 - MARKETING EXPENSES

The Company paid $163,818 and $3,695 in marketing expenses for the years ended December 31, 2019 and 2018, respectively. The expenses are included in both general and administrative expenses and related party consulting and marketing services on the accompanying statement of operations and comprehensive loss.

NOTE 9 - FAIR VALUE MEASUREMENTS

Due to their short-term nature, the carrying values of cash, deferred syndication expenses, related party prepaid inventory, accounts payable and related party notes payable approximate their fair values at December 31, 2019 and 2018.

NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES

Broker-Dealer Agreement

The Company entered into a broker-dealer agreement to pay a service fee equal to 1% of all funds raised in the Regulation A + filing. Assuming the Company raises the Total Maximum Offering of $49,875,000 inclusive of capital received from shares issued pursuant to the exercise of the warrants, the service fee will be equal to $498,750 of all funds raised in the Regulation A+ filing.

Lease Contracts

Through a related entity owned 100% by the Company’s CEO, the Company rents space at the monthly rate of $6,950 per month. Per management, the lease is on a month to month basis.

Employment Contracts

The Company has entered into employment contracts with key employees and consultants. On September 11, 2019, The Chairman of the Board of Directors (Chairman), entered into an Independent Contractor Agreement to provide consulting services to the Company related to marketing and public markets. The Chairman is entitled to receive 8,900,000 shares of Class B common stock. The Company has recorded the fair market value of the share-based compensation in the amount of $4,430,420. (See Note 4 above).

General Litigation

In the normal course of business, the Company may become a party to litigation matters involving claims against it. As of December 31, 2019, there are no current matters that would have a material negative effect on the Company’s financial position or results of operations.

F-12

NOTE 11 - SUBSEQUENT EVENTS

The Company has evaluated subsequent events through April 20, 2020, except for notes 5 and 11, May 19, 2020, the date the financial statements were available to be issued, and there were no subsequent events to report other than the following:

Partial Purchase of Equipment

On March 19, 2020, Elegance brands paid $170,000 to Health Group CBD, a subsidiary of Cannhealth Group, for the purchase of new bottling equipment. The equipment will be used in the bottling of Elegance’s future CBD-related products. The purchase was made at cost for the same price Health Group had originally paid for this equipment. The equipment is brand new and never been used.

Related Party transactions

Notes and loans payable

As of March 31, 2020, the Company repaid $713,970 of notes payable to various stockholders and others totaling $733,930 ($300,000 from an officer) and had $19,960 in notes payable outstanding to a stockholder. Management intends to repay these notes payable imminently.

Prepaid consulting fees

During the period from January 1, 2020 to April 7, 2020, the Company’s Chairman was paid cash compensation of $710,000 (see Accounts payable) which was allocated as follows: $177,500 to deferred syndication costs and $532,500 to prepaid consulting expense.

Purchase of 100% interest in Australian Boutique Sprits, Pty Ltd.

Pursuant to Amendment No. 1 to the Amended and Restated Share Purchase Agreement, dated May 19, 2020 (the “Agreement”), which amends and restates a prior agreement dated December 3, 2019, the Company agreed to purchase a 100% interest in the issued and outstanding common shares of Australian Boutique Spirits Pty Ltd. (ABS), a private company incorporated in Australia. The sole shareholder (Seller) of ABS is the CEO of the Company.

The total consideration for the Company’s purchase of 100% of ABS is $11,076,000 (Australian dollar equivalent approximately AUS$17,040,000; at a USD-AUD exchange rate as agreed by the Buyer and the Seller of USD$ 0.6500: AUD$ 1.00, which for reference as of the date of this Annual Report on Form 1-K is USD$ 0.7000 as published by the Reserve Bank of Australia. The total purchase price will be paid in cash of USD $1,712,500 (see below) and Eighteen Million Seven Hundred Twenty-Seven Thousand (18,727,000) shares of the Company’s Class B Common Stock, valued at USD $0.50 per share. The Class B common stock may be converted by the Seller at any time into Class A Common Stock of the Company. Subject to the maintenance of certain working capital liquidity requirements (see Form 1-K elsewhere herein), during the period commencing on the completion or termination of the current offering of common shares through one (1) year thereafter, the Seller may exercise an option to sell and transfer back to the Company, the Class B or Class A common shares in exchange for cash of up to sixty percent (60%) of the total purchase price, USD$6,645,600 less the deposit of $1,712,500 (9,866,200 shares of common stock); net additional cash paid by the Company of USD $4,933,100. The Company’s purchase of the common shares will be accounted for as Treasury Stock of the Company. If the Seller were to exercise the option to exchange the maximum number of Class B or Class A common shares, the net Class A or Class B common shares issued pursuant to this transaction would be 8,860,800 shares of Class A or Class B common stock of the Company.

Under the December 3, 2019, agreement, the Company paid the sole shareholder of ABS a prior payment of a fully-refundable contract deposit in the amount of $1,712,500 (AUS$2,578,420). The deposit is advanced to the Seller (Company CEO) pursuant to an Amended and Restated Share Purchase Agreement dated March 30, 2020, and is secured by guarantees executed by the CEO of the Company and ABS. The shares of ABS owned by the CEO, are pledged as collateral on the Guarantee and on the Charge Over Shares an Australian UK form of pledge of collateral.

ABS manufacturers a variety of products including Bitters, Gin and Vodka. During 2018 and 2019, ABS entered into two agreements with Coca-Cola Amatil (Coca-Cola). The 2018 agreement provides that Coca-Cola purchase a brand for a cocktail mixer that is due to be launched in 2020. ABS retained the exclusive right to manufacture the mixer product for a period of 10 years. ABS also retained the right to manufacture and sell the mixer product outside of Australia.

The 2019 ABS agreement with Coca-Cola provides for Coca-Cola’s acquisition of the ABS brand, Australian Bitters Company. Therein, ABS retains the exclusive rights to manufacture the Australian Bitters Company product in Australia until December 31, 2031. ABS will still have the right to manufacture and sell the Australian Bitters Company product outside of Australia.

A Valuation and Reasonableness Report dated March 12, 2020, prepared by Moore Stephens, indicates that the value of ABS ranges from US$ 14,213,163 to US$ 20,190,660 (AUS$ 21.4 million to AUS$ 30.4 million).

As stated above, the Company will account for the purchase of ABS on the equity method of accounting. Audited highlights of the balance sheets and statements of operations as of December 31, 2019 and 2018 and for the year ended December 31, 2019 and the period from April 2018 (inception) to December 31, 2018 are set forth in U.S. dollars converted consistent with FASB ASC 830, by using the translation of currency rates of USD$.7006 and USD$.7058, for December 31, 2019 and 2018 respectively and at the weighted average rates USD$ 0.6952 and USD$.7479: for the year ended December 31, 2019 and the period from April 2018 to December 31, 2018, respectively:

F-13

Australian Boutique Spirits Pty Ltd.

Balance Sheet – Highlights

December 31, 2019 and 2018

(Audited) (Rounded to the Nearest $100)

	2019	2018
Assets
Cash	$67,005	$49,343
Accounts receivable	$116,595	$162,303
Inventory	$180,196	$180,483
Loans and advances, Shareholder	$1,004,856	$26,209
Other assets	$43,807	$38,432
Plant and equipment	$757,813	$310,523
Total	$2,170,272	$767,293

Liabilities and Shareholder Equity (Deficiency)
Trade and other payables	$729,067	$491,228
Finance leases and other	$627,650	$117,536
Member equity:
Capital	$420	$423
Retained earnings	$813,135	$158,106
Total	$2,170,272	$767,293

F-14

The audited highlights of the Statements of Operations for the period from April 2018 to December 31, 2018 and for the year ended December 31, 2019, in US dollars, are as follows:

Australian Boutique Spirits Pty Ltd.

Statement of Operations – Highlights

(Audited)

	2019	2018(i)

Revenues	$2,249,076	$920,101
Costs of Goods Sold	$425,253	$257,946
Operating expenses, net	$852,754	$429,328
Interest expense	$72,873	$1,757
Income tax expense	$247,096	$63,544
EBITDA (ii)	$1,121,685	$247,250
Net Income	$651,100	$167,526

(i)	For the period from April 2018 (inception) through December 31, 2018
(ii)	Earnings before income tax expense, depreciation and amortization

F-15

If the Company purchased ABS as of December 31, 2019, the following table would illustrate the consolidated highlights, on a proforma basis, of the Company’s Balance Sheet as of December 31, 2019 and proforma Statement of Operations for the year then ended:

Elegance Brands, Inc. & Subsidiary

Proforma Balance Sheet – Highlights

December 31, 2019

	Registrant		Consolidated
Current assets	$2,764,335	(i)	$4,143,584
Investment in subsidiary company at equity	$11,076,000
Plant and equipment, net	$2,085		$759,898
Intangible assets, including goodwill			$10,262,445
Deferred syndication costs and other	$1,504,696		$1,537,908
Total	$15,347,116		$16,703,835

Current liabilities	$1,443,930	(ii)	$2,800,649
Stockholders equity	$13,903,186		$13,903,186
Total	$15,347,116		$16,703,835

(i)	Includes cash, cash equivalents and Prepaid consulting fees of $2,010,624
(ii)	Includes related party payables, not eliminated herein, of $733,930

Elegance Brands, Inc. & Subsidiary

Proforma Statement of Operations – Highlights

For the Year Ended December 31, 2019

	Registrant	Consolidated
Revenues	$3,420	$2,252,496
Cost of goods sold	$(3,047)	$(428,300)
General and administrative expenses	$(612,657)	$(1,472,848)
Related party consulting and marketing services	$(2,233,761)	$(2,233,761)
Equity in net income of subsidiary	$651,100
Interest expense and other income, net	$214	$(65,222)
Provision for income taxes		$(247,096)
Net loss	$2,194,731	$2,194,731

Related Party Commitments

On January 5, 2019, Australian Boutique Spirits Pty Ltd. reduced the Company’s purchase price of intellectual property from $800,000 to $1.

On February 1, 2019, a stockholder terminated its right to receive up to $250,000 associated with a successful capital raise.

Warrants

The Company terminated its relationship with the vendor related to the performance of syndication and related services for breach of contract and has not issued any warrants subsequent to the successful completion of the Regulation A+ filing.

Termination of Agreements

On May 13, 2020, the Company and Lifestyle Global Brands, Limited (LGB), entered into an agreement to mutually terminate an agreement dated September 13, 2019. The terminated agreement provided that certain conditions would be achieved and contemplated a reverse takeover of LGB by the Company, to acquire a listing on the Canadian Securities Exchange. The conditions of the terminated agreement were not met. That notwithstanding, the settlement agreement provides that the Company will pay LGB legal fees in the amount of CAD$ 260,000 (USD $ 184,600). In addition, the Company will pay LGB 2,000,000 shares of Class A Common Stock to compensate LGB for its lost opportunity cost.

So as to terminate a February 2019 agreement providing that CannHealth Group Ltd., an inactive Australian unlisted public company, was to purchase ABS, and to further settle certain related outstanding disputes between the Company’s CEO and CannHealth Group, Ltd. (CannHealth), pursuant to an agreement dated May 12, 2020, the Company’s CEO and an affiliated company, 100% owned by the Company’s CFO, (the Parties) transferred 8,500,000 and 1,500,000, respectively, of Class B Common Stock of the Company, to CannHealth Group, Ltd. In addition, the Parties, relinquished all of their equity interests in CannHealth representing approximately 35% of the outstanding CannHealth ordinary shares. As a part of the settlement agreement CannHealth agreed not to sell or distribute any of the shares of Class B Common Stock or to convert such shares into Class A Common Stock unless such shares have been registered in compliance with US securities laws or there is an applicable exemption available from such registration requirements. (see also discussion set forth in the Form 1-K elsewhere herein and the Company’s Amendment No. 2 to its Offering Circular on Form 1-A filed on June 19, 2020).

2020 Equity Incentive Plan

On May 13, 2020, the Company adopted an Equity Incentive Plan that authorizes the issuance of up to 30,000,000 shares of the Company’s Class A Common Stock for future issuance for purposes of incentivizing the Company’s employees, directors and consultants. As such, the Company reserves the right to issue stock options and incentive stock options to its officers, directors, employees and consultants and advisors in the future. To date, there have been no stock options issued to any officers, directors, employees, consultants or advisors to the Company.

F-16

Item 8. Index to Exhibits

Exhibit No.	Description

2.1	Amended and Restated Certificate of Incorporation of Elegance Brands, Inc., as filed April 8, 2020 (incorporated by reference to Exhibit 2.1 to the Company’s Amendment No. 2 to the Offering Circular on Form 1-A filed June 19, 2020).
2.2	Amended Certificate of Incorporation of Elegance Brands, Inc., as filed April 17, 2020 (incorporated by reference to Exhibit 2.2 to the Company’s Amendment No. 1 to the Offering Circular on Form 1-A filed June 1, 2020).
2.3	Amended and Restated By-Laws of Elegance Brands, Inc. (incorporated by reference to Exhibit 2.3 to the Company’s Amendment No. 1 to the Offering Circular on Form 1-A filed June 1, 2020).
3.1	Form of Warrant (incorporated by reference to Exhibit 3.1 to the Company’s Amendment No. 1 to the Offering Circular on Form 1-A filed June 1, 2020).
4.1	Form of Subscription Agreement for the Company’s Regulation A+ Offering (incorporated by reference to Exhibit 4.1 to the Company’s Amendment No. 1 to the Offering Circular on Form 1-A filed June 1, 2020).
6.1	Assignment Agreement, dated as of March 5, 2018, between Elegance Brands, Inc. and Australian Boutique Spirits Pty Ltd. (incorporated by reference to Exhibit 6.1 to the Company’s Amendment No. 1 to the Offering Circular on Form 1-A filed June 1, 2020).
6.2	Broker-Dealer Agreement, dated July 30, 2018, between Elegance Brands, Inc. and Sageworks Capital, LLC (incorporated by reference to Exhibit 6.2 to the Company’s Amendment No. 1 to the Offering Circular on Form 1-A filed June 1, 2020).
6.3	Master Services Agreement, dated as of April 29, 2019, between Elegance Brands, Inc. and Issuance, Inc. (incorporated by reference to Exhibit 6.3 to the Company’s Amendment No. 1 to the Offering Circular on Form 1-A filed June 1, 2020).
6.4	Custodial Agreement, dated June 4, 2019, between Elegance Brands, Inc. and Prime Trust, LLC (incorporated by reference to Exhibit 6.4 to the Company’s Amendment No. 1 to the Offering Circular on Form 1-A filed June 1, 2020).
6.5	Consulting Agreement, dated as of September 11, 2019, between Elegance Brands, Inc. and Stan Bharti (incorporated by reference to Exhibit 6.5 to the Company’s Amendment No. 1 to the Offering Circular on Form 1-A filed June 1, 2020).
6.6	Independent Contractor Agreement, effective as of September 11, 2019, between Elegance Brands, Inc. and Stan Bharti (incorporated by reference to Exhibit 6.6 to the Company’s Amendment No. 1 to the Offering Circular on Form 1-A filed June 1, 2020).
6.7	Consulting Agreement, dated as of October 3, 2019 between Elegance Brands, Inc. and Sahil Beri (incorporated by reference to Exhibit 6.7 to the Company’s Amendment No. 1 to the Offering Circular on Form 1-A filed June 1, 2020) .
6.8	Employment Agreement, dated October 22, 2019, between Elegance Brands, Inc. and Amit Raj Beri (incorporated by reference to Exhibit 6.8 to the Company’s Amendment No. 1 to the Offering Circular on Form 1-A filed June 1, 2020) .
6.9	Employment Agreement, dated December 1, 2019, between Elegance Brands, Inc. and Sahil Beri (incorporated by reference to Exhibit 6.9 to the Company’s Amendment No. 1 to the Offering Circular on Form 1-A filed June 1, 2020).
6.10	Service Agreement, dated as of December 2, 2019, between Elegance Brands, Inc. and Greystone Partners, Inc (incorporated by reference to Exhibit 6.10 to the Company’s Amendment No. 1 to the Offering Circular on Form 1-A filed June 1, 2020) .
6.11	Share Purchase Agreement, dated as of December 3, 2019, between Elegance Brands, Inc., Australian Boutique Spirits Pty, Ltd. and Raj Beri (incorporated by reference to Exhibit 6.11 to the Company’s Amendment No. 1 to the Offering Circular on Form 1-A filed June 1, 2020).
6.12	Employment Agreement, dated December 13, 2019, between Elegance Brands, Inc. and Allison Luvera (incorporated by reference to Exhibit 6.12 to the Company’s Amendment No. 1 to the Offering Circular on Form 1-A filed June 1, 2020) .
6.13	Engagement Agreement, dated as of February 25, 2020 between Elegance Brands, Inc. and Donohoe Advisory Associates, LLC (incorporated by reference to Exhibit 6.13 to the Company’s Amendment No. 1 to the Offering Circular on Form 1-A filed June 1, 2020).
6.14	Amended and Restated Share Purchase Agreement, dated as of April 8, 2020, between Elegance Brands, Inc., Australian Boutique Spirits Pty, Ltd., and Amit Raj Beri (incorporated by reference to Exhibit 6.14 to the Company’s Amendment No. 2 to the Offering Circular on Form 1-A filed June 19, 2020).
6.15	Letter Guaranty, dated as of April 8, 2020, between Elegance Brands, Inc., Australian Boutique Spirits Pty, Ltd. and Amit Raj Beri (incorporated by reference to Exhibit 6.15 to the Company’s Amendment No. 2 to the Offering Circular on Form 1-A filed June 19, 2020).
6.16	Charge Over Shares Agreement, dated as of April 8, 2020, between Elegance Brands, Inc. and Australian Boutique Spirits Pty, Ltd. (incorporated by reference to Exhibit 6.16 to the Company’s Amendment No. 2 to the Offering Circular on Form 1-A filed June 19, 2020)
6.17	Employment Agreement, dated as of April 11, 2020, between Elegance Brands, Inc. and Christopher Alfieri (incorporated by reference to Exhibit 6.17 to the Company’s Amendment No. 1 to the Offering Circular on Form 1-A filed June 1, 2020).
6.18	Broker Agreement, dated as of May 4, 2020, between Elegance Brands, Inc. and Dalmore Group, LLC (incorporated by reference to Exhibit 6.18 to the Company’s Amendment No. 1 to the Offering Circular on Form 1-A filed June 1, 2020) .
6.19	Elegance Brands, Inc. 2020 Equity Incentive Plan (incorporated by reference to Exhibit 6.19 to the Company’s Amendment No. 1 to the Offering Circular on Form 1-A filed June 1, 2020).
6.20	Amendment No. 1 to Amended and Restated Share Purchase agreement, dated as of May 19, 2020, between Elegance Brands, Inc., Australian Boutique Spirits Pty, Ltd. and Amit Raj Beri (incorporated by reference to Exhibit 6.20 to the Company’s Amendment No. 1 to the Offering Circular on Form 1-A filed June 1, 2020).
8.1	Escrow Services Agreement, dated as of June 4, 2019, between Elegance Brands, Inc. and Prime Trust, LLC (incorporated by reference to Exhibit 8.1 to the Company’s Amendment No. 1 to the Offering Circular on Form 1-A filed June 1, 2020) .
11.1	Consent of Alan Schiffman, CPA, PC.*
15.1	Moore Stephens Perth Corporate Services Pty Ltd. Valuation and Reasonableness Report and Financial Services Guide, dated as of March 12, 2020 (incorporated by reference to Exhibit 15.1 to the Company’s Amendment No. 1 to the Offering Circular on Form 1-A filed June 1, 2020)

*Filed herewith.

Unless otherwise noted, all exhibits previously filed.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California this July 22, 2020.

Elegance Brands, Inc.

By:	/s/ Amit Raj Beri
Name:	Amit Raj Beri
Title:	Chief Executive Officer, President and Chairman of the Board of Directors

By:	/s/ Ram Venkat
Name:	Ram Venkat
Title:	Chief Financial Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following per- sons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Amit Raj Beri	Chief Executive Officer and Chairman of the Board	July 22, 2020
Amit Raj Beri

/s/ Ram Venkat	Chief Financial Officer and Director	July 22, 2020
Ram Venkat

/s/ Sahil Beri	Director	July 22, 2020
Sahil Beri